Execution Version

CREDIT AGREEMENT

dated as of May 4, 2026

by and among

ROOT, INC.,
as Holdings,

CARET HOLDINGS, INC.,
as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

THE HUNTINGTON NATIONAL BANK,
as Administrative Agent

Schedules

Schedule I        -    Applicable Margin
Schedule II        -    Commitments

Schedule 4.5        -    Environmental Matters
Schedule 4.14        -    Subsidiaries
Schedule 4.16        -    Deposit and Disbursement Accounts
Schedule 5.17        -    Post-Closing Obligations
Schedule 7.1        -    Existing Indebtedness
Schedule 7.2        -    Existing Liens
Schedule 7.4        -    Existing Investments
Schedule 8.1        -    Permitted Holders Capitalization Table
Schedule 10.1        -    Notice Address

Exhibits

Exhibit A        -     Form of Assignment and Acceptance

Exhibit 2.3        -    Form of Notice of Revolving Borrowing
Exhibit 2.4        -    Form of Notice of Swingline Borrowing
Exhibit 2.13        -    Form of Notice of Conversion/Continuation
Exhibits 2.20-1 – 4     -    Forms of Tax Certificates
Exhibit 5.1(d)        -    Form of Compliance Certificate

v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of May 4, 2026, by and among ROOT, INC., a Delaware corporation (“Holdings”), CARET HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and THE HUNTINGTON NATIONAL BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as issuing bank (in such capacity, the “Issuing Bank”) and as swingline lender (in such capacity, the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders make a closing date term loan in an initial aggregate principal amount equal to $200,000,000 to the Borrower; and
WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION
Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“ABR” shall mean, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day, plus 0.50% per annum, and (iii) Term SOFR for a one-month Interest Period in effect on such day (taking into account any floor set forth in the definition of “Term SOFR”) plus 1.00% per annum; provided, that if the ABR shall be less than the Floor, then ABR shall be deemed to be the Floor for the purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“ABR Borrowing” shall mean a Borrowing that bears interest at a rate based on the ABR.
“ABR Loans” shall mean Loans for which the rate of interest is based upon the ABR.
“ABR Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.
“Accumulated Other Comprehensive Income” or “Accumulated Other Comprehensive Loss” shall mean, as of any date of determination, the amount of consolidated accumulated other comprehensive income (or loss), as applicable, of Holdings and its Subsidiaries, as reflected on the balance sheet of Holdings as of such date in accordance with GAAP.
“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition, whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent required under GAAP to be reflected as a liability on the balance sheet of Holdings as of the closing of such acquisition.
“Administrative Agent” shall mean The Huntington National Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent (as may be determined in accordance with Section 9.7).
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in substantially the form provided by or otherwise acceptable to the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $0.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.
“Anti-Corruption Laws” shall mean collectively, the United States Foreign Corrupt Practices Act of 1977 and all other similar anti-corruption legislation in other jurisdictions to which Holdings, the Borrower and/or their Subsidiaries is subject.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, (a) with respect to all Loans (including all Term Loans) outstanding on such date, the percentage per annum determined by reference to the applicable Debt to Capital Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Margin resulting from a change in the Debt to Capital Ratio shall be effective on the second

Business Day after which the Borrower delivers each of the financial statements required by Sections 5.1(a) and 5.1(c) and the Compliance Certificate required by Section 5.1(d); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2026 are required to be delivered shall be at Level III as set forth on Schedule I. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth on Schedule I for such period; provided, that, if such corrected financial statements or Compliance Certificate would have led to the application of a higher Applicable Margin in one (1) or more periods and lower Applicable Margin in one (1) or more periods, the Borrower shall only be liable for the positive difference over all such affected periods and (iii) the Borrower shall promptly (but in any event within two (2) Business Days) pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Applicable Margin for such period, provided further that, notwithstanding anything to the contrary herein, if the Borrower shall make the payment described in clause (iii) within two (2) Business Days, then no Event of Default (solely with respect to the failure to pay such accrued additional interest and fees owing as a result of such Accurate Applicable Margin) shall be deemed to have occurred.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.12(c) or Article VIII.
        “Approved Fund” shall mean any Person (other than a natural Person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” shall mean The Huntington National Bank in its capacity as sole lead arranger and bookrunner.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark

(or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider.”
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it initially provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is The Huntington National Bank and its Affiliates, has provided prompt written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such Person in its capacity as Bank Product Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that an Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) letter of credit services, card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-

current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).
“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; and
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing of Revolving Loans, Swingline Loans or Term Loans, as the context may require.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in New York City or Columbus, Ohio are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a continuation or conversion of or into, or an Interest Period for, a SOFR Loan, a determination of Term SOFR or a notice with respect to any of the foregoing, any such day that is also a U.S. Government Securities Business Day.
“Capital Lease Obligations” of any Person shall mean, subject to Section 1.3, all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
“Carvana” shall mean, collectively, (a) Carvana, LLC, an Arizona limited liability company, (b) Carvana Insurance Services, LLC, an Arizona limited liability company and (c) Carvana Group, LLC, a Delaware limited liability company.
“Carvana Agreements” shall mean, collectively, that certain (a) Investment Agreement, dated as of August 11, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Holdings and Carvana Group, LLC, a Delaware limited liability company and (b) Commercial Agreement, dated as of October 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between the Borrower and Carvana.
“Carvana Existing Preferred Stock” shall mean the 14,053,096 shares of Capital Stock issued by Holdings to Carvana prior to the Closing Date in connection with the Carvana Agreements.
“Carvana Warrants” shall mean the “Warrants” (as defined in the Carvana Agreements).
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cayman Law Share Pledge” shall mean that certain Equitable Mortgage Over Shares dated as of the Closing Date, made by the Borrower in favor of the Administrative Agent (for the benefit of the Secured Parties). As used in the Cayman Law Share Pledge, the term “Secured Obligations” shall have the meaning set forth in the Guaranty and Security Agreement.
“Change in Control” shall mean the occurrence of one or more of the following events:

(i)any “person” or “group” (in each case, within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders or a trustee or other fiduciary holding securities under an employee benefit plan of the Borrower or Holdings (a) shall have acquired, directly or indirectly, beneficial ownership of 35.0% or more of the outstanding shares of the voting interests in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or equivalent governing body) of Holdings; or
(ii)during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of Holdings cease to be composed of individuals who are Continuing Directors; or
(iii)(a) Holdings shall cease to directly own and control 100% of the Capital Stock of the Borrower; or (b) the Borrower shall cease to own and control, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries (other than pursuant to a transaction permitted by Section 7.3(a); provided that this parenthetical shall not apply with respect to any Insurance Subsidiary).
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (i) the adoption or taking effect of any applicable law, rule, regulation or treaty, (ii) any change in any applicable law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CIMA” shall mean the Cayman Islands Monetary Authority of the Cayman Islands.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan, a Swingline Loan or the Term Loan and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.
“Class A Common Stock” shall have the meaning set forth in Holdings’ Amended and Restated Certificate of Incorporation.
“Class B Common Stock” shall have the meaning set forth in Holdings’ Amended and Restated Certificate of Incorporation.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent under the Loan Documents to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that, for the avoidance of doubt, the Collateral shall exclude (i) all of the assets of any Insurance Subsidiary (but, for the avoidance of doubt, and subject to the limitations and restrictions set forth herein and in the other Loan Documents, not the Capital Stock of such Insurance Subsidiary) or any Subsidiary of an Insurance Subsidiary and (ii) all other Excluded Property.
“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
“Collateral Assignment” shall mean that certain Collateral Assignment of Contract Rights under the RIC Authorized Producer Agreement and the RPC Authorized Producer Agreement, dated as of the Closing Date, executed by RIA in favor of the Administrative Agent.
“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, the Cayman Law Share Pledge, the Control Account Agreements, the Collateral Assignment, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof.
“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, a Term Loan Commitment or any combination thereof (as the context shall permit or require).
“Commitment Fee” shall have the meaning set forth in Section 2.14(b).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from a Financial Officer of the Borrower substantially in the form of, and containing substantially the certifications set forth in, the form attached hereto as Exhibit 5.1(d).
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, for Holdings and its Subsidiaries (other than Insurance Subsidiaries), an amount equal to the sum of:
(i)Consolidated Net Income (but excluding, for the avoidance of doubt, any Consolidated Net Income of the Insurance Subsidiaries) for such period;
plus
(ii)without duplication and to the extent deducted in determining Consolidated Net Income (but excluding, for the avoidance of doubt, any Consolidated Net Income of the Insurance Subsidiaries) for such period and to the extent not excluded from Consolidated Net Income pursuant to the definition thereof, the sum of:
(A)Consolidated Interest Expense for such period,
(B)income tax expense for such period,
(C)all amounts attributable to depreciation and amortization expense for such period,
(D)all other non-cash charges determined on a consolidated basis in accordance with GAAP (other than any write downs of accounts receivable and inventory), in each case for such period,
(E)the aggregate amount of Insurance Commission Rebates made during such period, as supported by documentation provided to the Administrative Agent,
(F)(x) transaction costs and expenses paid or incurred on or within 12 months of the Closing Date in connection with the transactions contemplated on the Closing Date and (y) fees, costs and expenses related to this Agreement and the other Loan Documents and any amendments, restatements, supplements or modifications thereof and paid or reimbursed to Administrative Agent, any of the Lenders or any third parties paid or engaged by Administrative Agent or any of the Lenders or paid or reimbursed to third parties that are paid or engaged by any of the Loan Parties,
(G)transaction fees, expenses and costs relating to any contemplated or consummated Permitted Acquisition, or other permitted Investment, asset disposition, issuance of Capital Stock, Restricted Payments, redemption, prepayment or similar transaction with regards to Capital Stock or Indebtedness, or incurrence of permitted Indebtedness after the Closing Date; provided that the amount of such transaction costs and expenses for any Permitted Acquisitions or other permitted Investments, asset dispositions, issuances of Capital Stock, Restricted Payments, redemption, prepayment or similar transaction with regards to Capital Stock or Indebtedness or incurrences of permitted Indebtedness which are not consummated shall not exceed $500,000 in any such period,
(H)the Regulated Ordinary Distributable Amount during such period,
(I)cash dividends and distributions paid in cash by the Insurance Subsidiaries to a Loan Party during such period in excess of the Regulated Ordinary Distributable Amount,

(J)extraordinary non-operating losses and any unusual non-recurring losses for such period; provided, that the aggregate amount of adjustments taken pursuant to this clause (J), together with any adjustments taken pursuant to clause (K) below, shall not exceed 15% of Consolidated EBITDA for any four consecutive Fiscal Quarter period (calculated before giving effect to all addbacks and adjustments),
(K)restructuring and integration charges or expenses and transaction expenses incurred during such period that are related to restructurings or reorganizations, Permitted Acquisitions, other permitted Investments, asset dispositions, Restricted Payments, redemption, prepayment, or other similar transactions with respect to Capital Stock or Indebtedness, or incurrence of any permitted Indebtedness; provided, that the aggregate amount of adjustments taken pursuant to this clause (K), together with any adjustments taken pursuant to clause (J) above, shall not exceed 15% of Consolidated EBITDA for any four consecutive Fiscal Quarter period (calculated before giving effect to all addbacks and adjustments), minus
(iii)without duplication and to the extent included in Consolidated Net Income (but excluding, for the avoidance of doubt, any Consolidated Net Income of the Insurance Subsidiaries) for such period, the sum of:
(A)extraordinary non-operating income and any non-cash unusual and non-recurring gains and non-cash items of income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, and
(B)any income generated by any Subsidiary for which the documentation governing such Subsidiary’s relationship with the Loan Parties requires approval by a Governmental Authority in order for such Subsidiary to transact business, but for which such approval has not been obtained by each applicable Governmental Authority as of the last day of such measurement period; provided that the deduction of such income pursuant to this clause (iii)(B) shall cease to apply (including on a retroactive basis) upon the approval of such documentation by all applicable Governmental Authorities for which such approval is required;
provided that, for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a pro forma basis with respect to such Person, business, property or assets so acquired or disposed of.
“Consolidated Debt Service Charges” shall mean, for Holdings and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid in cash for such period, and (ii) scheduled principal payments paid in cash on Consolidated Total Debt during such period (without giving effect to any reduction to or elimination of any scheduled principal payment resulting from prepayments and excluding any amounts due at maturity thereof).
“Consolidated Debt Service Coverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated EBITDA to (ii) Consolidated Debt Service Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.
“Consolidated Interest Expense” shall mean, for Holdings and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, total interest expense, including the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) required to be paid in cash.
“Consolidated Net Income” shall mean, for Holdings and its Subsidiaries for any period, the net income (or loss) of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses (as “extraordinary” was defined by GAAP immediately prior to its elimination as a GAAP term), (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory), (iii) any Capital Stock of Holdings or any Subsidiary of Holdings in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary or the date that such Person’s assets are acquired by Holdings or any Subsidiary.
“Consolidated Net Worth” shall mean, as of any date of determination, the sum or remainder of (i) consolidated shareholders’ equity of Holdings and its Subsidiaries (including, for the avoidance of doubt, Insurance Subsidiaries) determined on a consolidated basis as of that date determined in accordance with GAAP and (ii) as applicable, plus Accumulated Other Comprehensive Loss or minus Accumulated Other Comprehensive Income. For the avoidance of doubt, (i) Permitted Share Repurchases shall reduce shareholders’ equity in accordance with GAAP and (ii) consolidated shareholders’ equity of Holdings and its Subsidiaries shall include the amount of any Carvana Existing Preferred Stock (as in effect on the Closing Date), but not any Specified Future Preferred Equity.
“Consolidated Total Debt” shall mean, as of any date of determination, all Indebtedness of Holdings and its Subsidiaries of the type described in clauses (i), (ii), (iii) (it being understood and agreed, for the avoidance of doubt, that earnouts shall be included only to the extent required to be reflected as a liability on the balance sheet per GAAP), (v), (vi) (to the extent of unreimbursed amounts with respect to the items specified therein) and (ix) of the definition of “Indebtedness” and all Guarantees of the foregoing, in each case, measured on a consolidated basis as of such date. For the avoidance of doubt, Indebtedness permitted pursuant to Section 7.1(q) shall not constitute Consolidated Total Debt.
“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of Holdings on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Account Agreement” shall mean any agreement by and among a Loan Party, the Administrative Agent, and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Controlled Account” shall mean all deposit accounts, disbursement accounts, investment accounts, securities accounts and lockbox accounts maintained by Holdings or any of its Subsidiaries, in each case other than Excluded Accounts.
“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Loan Party owning United States federally registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties.
“Covered Party” shall have the meaning set forth in Section 10.19(a).
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may (in consultation with the Borrower) establish another convention in its reasonable discretion.
“Debt to Capital Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt to (ii) the sum of (x) the amount of Consolidated Total Debt set forth in clause (i) plus (y) Consolidated Net Worth.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.12(c).
“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect Parent Company that has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.
“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person which (x) by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Stated Maturity Date, (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, on or prior to the date that is ninety-one (91) days following the Stated Maturity Date (c) provides for or otherwise permits the holder to receive scheduled payments of dividends or distributions in cash on or prior to the date that is ninety-one (91) days following the Stated Maturity Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, on or prior to the date that is ninety-one (91) days following the Stated Maturity Date or (y) contains any repurchase obligation which, by its terms, may come into effect (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Stated Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of Holdings (or any Parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be permitted or required to be repurchased by Holdings, the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability. Notwithstanding anything to the contrary set forth herein, the Carvana Existing Preferred Stock shall be deemed not to constitute Disqualified Capital Stock for all purposes under this Agreement, but all Specified Future Preferred Equity shall constitute Disqualified Capital Stock for all purposes hereunder.

“Disqualified Institution” shall mean (a) any direct competitor of the Borrower that is in the same or a substantially similar line of business and that has been identified in writing to the Administrative Agent at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments (each such entity, a “Competitor”), (b) any Person that is (i) actually known by the Administrative Agent to be an Affiliate (solely on the basis of name) of any Competitor or (ii) identified in writing to the Administrative Agent as an Affiliate of a Competitor at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments and (c) any Person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to-own strategies that is identified in writing to the Administrative Agent at least 2 Business Days in advance of any proposed assignment to such Person hereunder, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments; provided that a list of Disqualified Institutions identified in clauses (a), (b)(ii) and (c) above shall be made available to all Lenders upon request to the Administrative Agent.
“Dollar(s)” and the sign “$” shall mean the lawful money of the United States.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, and all legally binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings, the Borrower or any of their respective Subsidiaries resulting from or based upon (i) any actual or alleged violation of any Environmental Law by Holdings, the Borrower or any of their respective Subsidiaries, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials by Holdings, the Borrower or any of their respective Subsidiaries, (iii) any actual or alleged exposure to any Hazardous

Materials at any property owned or operated by Holdings, the Borrower or any of their respective Subsidiaries, (iv) the Release or threatened Release of any Hazardous Materials at any property owned or operated by Holdings, the Borrower or any of their respective Subsidiaries or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that, together with the Borrower or its Subsidiaries, is or was, at any relevant time, considered to be a “single employer” under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (i) any “reportable event” (as defined in Section 4043(c) of ERISA) with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make by its due date a required contribution to any Plan that would result in the imposition of a lien or encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the imposition on the assets of Holdings, the Borrower or their Subsidiaries of such a lien or encumbrance, or any filing of any request for a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, whether or not waived, or any determination that any Plan is, or is expected to be, in at-risk status under Section 303 of ERISA; (iii) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, the Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, the Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Section 4245 of ERISA; (vii) Holdings, the Borrower, any of their respective Subsidiaries engaging in a material non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Erroneous Payment” shall have the meaning set forth in Section 9.15(a).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Account” shall mean any (i) zero-balance accounts, (ii) payroll, payroll Tax, withholding, trust, escrow, impound and other fiduciary accounts, (iii) employee wage and benefits accounts, (iv) health savings and workers’ compensation accounts, (v) deposit or securities accounts for the sole purpose of holding cash that serves as collateral or security under any letter of credit or other obligation not prohibited hereunder or under any other Loan Document, and (vi) accounts so long as the aggregate balance in all such accounts does not exceed $1,500,000 for a period of five (5) consecutive Business Days.
    “Excluded Property” shall mean, collectively:
(a)any intent-to-use trademark application prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law;
(b)any assets of an Excluded Subsidiary (excluding, for the avoidance of doubt, the Capital Stock of such Excluded Subsidiary which shall be governed by clause (c) immediately below);
(c)any Capital Stock or Stock Equivalents of any Excluded Subsidiary solely to the extent that the pledge of such Capital Stock or Stock Equivalents (i) is prohibited by applicable laws (including, without limitation, rules and regulations of any Insurance Regulatory Authority or any other Governmental Authority or agency), (ii) would result in an acquisition or change of control as to which the prior approval of any Insurance Regulatory Authority or any other Governmental Authority or agency would be required (and, for the avoidance of doubt, solely to the extent that such approval has not been obtained) or (iii) requires prior approval(s) of any Insurance Regulatory Authority or any other Governmental Authority or agency (solely to the extent that such approval(s) have not been obtained);
(d)any motor vehicles, aircraft and other similar assets subject to certificates of title or ownership (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement);
(e)Letter-of-Credit Rights (as defined in the UCC) to the extent not constituting Supporting Obligations (as defined in the UCC) (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement);
(f)any property or assets to the extent that (i) the Administrative Agent may not validly possess a security interest therein under, or such security interest is prohibited by, applicable laws (including, without limitation, rules and regulations of any Insurance Regulatory Authority or any other Governmental Authority or agency) or (ii) the pledge or creation of a security interest in which would require third party consent, approval, license or authorization not obtained, other than to the extent such covenant, prohibition or limitation (A) is rendered ineffective or unenforceable under the UCC or other applicable law notwithstanding such prohibition or (B) is otherwise terminated or waived; provided, that, in the case of clause (ii), such property or assets shall not be excluded to the extent that the contract or agreement related thereto was executed in contemplation of this Agreement;
(g)Excluded Accounts;
(h)Margin Stock;
(i)any interest in leased real property (including Fixtures (as defined in the UCC) related thereto);
(j)any fee interest in owned real property (including Fixtures related thereto);
(k)any lease, license, permit, franchise or other agreement or any property subject to a purchase money security interest or Lien securing a capital lease (or similar arrangement having the same economic effect as the foregoing), in each case solely to the extent that, and only so long as, (i) such lease, license, agreement or property is permitted under the Loan Documents and (ii) a grant of a security interest or creation of a Lien therein to secure the Obligations (A) would require third party consent, approval, license or authorization not obtained or (B) would violate the terms of such lease, license, permit, franchise or other agreement or the contract related thereto or would give rise to a termination right thereunder in favor of a party thereto other than the Borrower or any other Loan Party or Subsidiary thereof, in each case other than to the extent such condition, prohibition or limitation (x) is rendered ineffective or unenforceable under the anti-assignment provisions UCC or other applicable law or (y) is otherwise terminated or waived (at which time the security interest granted hereunder shall attach immediately); provided, that such lease, license, permit, franchise or other agreement or property shall not be excluded to the extent that the contract or agreement related thereto was executed in contemplation of this Agreement;
(l)any assets owned by Loan Party that is subject to a Lien that is a Permitted Lien securing a purchase money or capital or finance lease obligation if (and in each case only for so long as) the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money, project financing or capital or finance lease obligation) prohibits, restricts or triggers a material adverse consequence as a result of the creation of any other Lien on such asset;
(m)any Intellectual Property governed by the laws of a jurisdiction outside of the United States (except, in each case, to the extent the security interest therein can be perfected by the filing of a UCC financing statement);
(n)any other particular assets solely to the extent that, and only for so long as, the Administrative Agent agrees in its reasonable discretion that the cost (including any adverse tax consequences) of creating or perfecting a security interest in such assets exceeds the practical benefits to be obtained by the Lenders therefrom; and
(o)any assets solely to the extent that, and only for so long as, the creating or perfecting a security interest in or imposing a Lien on such assets would result in adverse tax consequences (which are not de minimis) to Holdings or the Borrower or any of their respective Subsidiaries as reasonably determined by the Borrower;

provided, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).
“Excluded Subsidiary” shall have the meaning set forth in the defined term “Subsidiary Loan Party”.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Guarantors) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Debt” shall mean all Indebtedness under that certain Term Loan Agreement, dated as of January 26, 2022, by and among the Borrower, Holdings, the loan parties from time to time party thereto, the lenders from time to time party thereto and Acquiom Agency Services LLC, as Administrative Agent, as amended, amended and restated, modified or otherwise supplemented prior to the Closing Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into among Governmental Authorities in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

“Federal Funds Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the website of the NYFRB at http://www.newyorkfed.org, or any successor source from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate; provided that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” shall mean that certain fee letter by and among the Borrower, the Administrative Agent and Huntington Securities, Inc., dated as of April 9, 2026.
“Financial Officer” shall mean the chief financial officer, chief accounting officer, vice president of finance and treasury, treasurer or any principal accounting officer of any Person.
“Fiscal Month” shall mean any fiscal month of the Borrower.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Floor” shall mean a rate of interest equal to 0.00%.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Insurance Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Gross Earned Premium” shall mean, for any period of measurement, the amount of direct premium on insurance policies of, and premiums that are assumed from the relevant fronting carrier by, the Borrower and its Subsidiaries, in each case, that was earned during such period.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” shall mean, collectively, each of the Subsidiary Loan Parties and Holdings; provided that it is understood and agreed that no Excluded Subsidiary shall be a Guarantor.
“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic or deleterious properties or characteristics.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, Hedging Transactions shall not include (i) the issuance, underwriting, placement or selling of insurance by the Loan Parties and their Subsidiaries in the ordinary course of business, or (ii) the purchasing by the Loan Parties and their Subsidiaries of risk allocation agreements or reinsurance in the ordinary course of business or otherwise in accordance with customary industry practice.
“Historical Financial Statements” shall have the meaning set forth in Section 4.4.

“Holdings” shall have the meaning set forth in the introductory paragraph hereof.
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property (including, for the avoidance of doubt, contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition) or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person in respect of Disqualified Capital Stock (including obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person), (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) above that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. The amount of Indebtedness for deferred purchase price obligations required to be included under clause (iii) above as of any date shall be the aggregate amount properly required to be reflected as a liability on the balance sheet in accordance with GAAP as of such date. For the avoidance of doubt, Indebtedness of a Person shall not include (i) obligations under insurance issued, underwritten, placed or sold by such Person in the ordinary course of business, (ii) obligations under risk allocation agreements, reinsurance agreements, retrocession agreement and stop-loss arrangements purchased in the ordinary course of business or otherwise in accordance with industry practice or (iii) guarantees of risk-based capital that are customary in the insurance business.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insurance Business” shall mean one or more aspects of the business of (a) issuing, selling, placing or underwriting insurance or (b) reinsurance.
“Insurance Commission Rebate” shall mean any commission (or similar) rebate issued by a Loan Party in respect of any fees otherwise owed by, or on behalf of, any Insurance Subsidiary, on the one hand, to, or for the benefit of, a Loan Party, on the other hand, pursuant to any managing general agent or service company agreement between any such Insurance Subsidiary, on the one hand, and a Loan Party, on the other hand.

“Insurance Licenses” shall mean licenses, permits or authorizations to transact insurance and reinsurance business required to be obtained from Insurance Regulatory Authorities in connection with the operation, ownership or transaction of insurance or reinsurance business.
“Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is domiciled or (y) to the extent asserting or having regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts or has regulatory jurisdiction over such Insurance Subsidiary.
“Insurance Subsidiary” shall mean any direct or indirect Subsidiary of the Borrower that is authorized or admitted to carry on or transact Insurance Business and has received an Insurance License from an Insurance Regulatory Authority for the purpose of carrying on an Insurance Business. As of the Closing Date, RIC, RRC, RPC, RFI and RSI are the only Insurance Subsidiaries of the Borrower.
“Intellectual Property” shall mean (a) all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law, including all Copyrights, Patents, software, Trademarks, internet domain names and trade secrets, (b) all IP Licenses and (c) all IP Ancillary Rights relating thereto.
“Interest Period” shall mean, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to the availability thereof), as selected by the Borrower; provided, that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date or, solely with respect to Revolving Loans, the Revolving Commitment Termination Date, and (iv) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for selection by the Borrower.
“Investments” shall have the meaning set forth in Section 7.4.
“IP Ancillary Rights” shall mean, with respect to any Intellectual Property of the type described in clauses (a) and (b) of the definition of Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” shall mean all written Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean, collectively, (a) The Huntington National Bank in its capacity as an issuer of Letters of Credit and (b) each other Lender with a Revolving Commitment selected by the Borrower and approved by the Administrative Agent that agrees to act as an issuer of Letters of Credit (it being understood that any other Lender that becomes an Issuing Bank may condition its agreement to act in such capacity on a lesser sublimit within the LC Commitment but that the Administrative Agent shall not have any responsibility for monitoring the usage of such lesser sublimit), in each case pursuant to Section 2.22.
“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and legally binding administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, legally binding interpretation or administration thereof, and all applicable legally binding administrative orders of and agreements with any Governmental Authority.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $0.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender shall be its Pro Rata Share (based on such Revolving Lender’s Revolving Commitment or Revolving Credit Exposure, as applicable) of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is The Huntington National Bank or any of its Affiliates, has provided prompt written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any guaranty, security interest or Lien of the Administrative Agent or of any Loan Document.
“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any IP License.
“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Revolving Borrowing, all Notices of Swingline Borrowing, all Notices of Conversion/Continuation, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing that are designated by the Borrower and the Administrative Agent as a Loan Document.
“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean all Revolving Loans, Swingline Loans and the Term Loan.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents, taken as a whole, or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Indebtedness” shall mean any Indebtedness (other than the Commitments, the Loans and the Letters of Credit) of Holdings, the Borrower or any of their respective Subsidiaries, individually, in an outstanding principal amount exceeding $10,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Maturity Date” shall mean, with respect to the Term Loan, the earlier of (i) the Stated Maturity Date and (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is or was, during the preceding five calendar years, contributed to or required to be contributed to by Holdings, the Borrower, any of their respective Subsidiaries or an ERISA Affiliate.
“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean, as applicable: (a) with respect to any asset sale, disposition, casualty, condemnation or similar event, the gross proceeds received by Holdings or any of its Subsidiaries therefrom consisting of (x) cash, (y) cash equivalents and (z) any cash or cash equivalent payments received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments, less the sum of: (i) all income taxes and other taxes assessed by, or reasonably estimated in good faith to be payable to, a Governmental Authority as a result of such transaction or event; (ii) all reasonable and customary out-of-pocket legal and other fees and expenses incurred in connection with such transaction or event (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates); (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than any Indebtedness arising under the Loan Documents) that is required to be repaid in connection with such transaction or event and that is secured by Liens on such assets; (iv) reasonable reserves retained from such gross proceeds to fund contingent liabilities directly attributable to such asset sale, disposition, casualty, condemnation or similar event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any incurrence of Indebtedness, the gross cash proceeds received by Holdings or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates).
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Borrower or one or more of their respective Subsidiaries primarily for the benefit of employees of Holdings, the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notice of Borrowing” shall mean a Notice of Revolving Borrowing or a Notice of Swingline Borrowing (or, solely as of the Closing Date, the Notice of Borrowing for the Term Loan), as the context may require.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.13(b).
“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).
“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).
“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Loan Party owning U.S. federally registered Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties.
“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and in effect from time to time.
“Payment Office” shall mean the office of the Administrative Agent located at 41 S. High Street, Columbus, Ohio 43215, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Permitted Acquisition” shall mean, subject to the limitations set forth in Section 7.17, any acquisition by the Borrower, any other Loan Party or any Insurance Subsidiary, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock (other than directors’ qualifying shares as required pursuant to applicable law) of, or a business line or unit or a division of, any Person in connection with which each of the following conditions is satisfied:
(i)immediately before and after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects) except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they are true and correct in all material respects as of such earlier date or respective period;
(ii)immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement;
(iii)to the extent that the Acquisition Consideration (other than Acquisition Consideration to the extent payable in Qualified Capital Stock of Holdings) exceeds $50,000,000 for any Acquisition, concurrently upon the consummation of such acquisition, the Borrower shall have delivered to the Administrative Agent notice of such acquisition, together with, to the extent available and reasonably requested by the Administrative Agent, historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including, to the extent available, financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and other information reasonably requested by the Administrative Agent;

(iv)immediately before and after giving pro forma effect thereto, the Loan Parties and their Subsidiaries are in compliance with the provisions of Section 7.3(b) and Section 7.4(h);
(v)the Loan Parties shall have complied with the provisions of Sections 5.12 and 5.13 with respect to such acquisition within the time periods required thereby;
(vi)the board of directors (or the equivalent thereof) of the Person to be acquired (or whose assets are to be acquired) shall have approved or consented to the consummation of such acquisition;
(vii)such acquisition is consummated in compliance with all requirements of law in all material respects, and all material consents and approvals from any Governmental Authority or other Person required in connection with such acquisition have been obtained; and
(viii)the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.
“Permitted Encumbrances” shall mean:
(i)Liens imposed by law for Taxes, assessments and other charges and levies imposed by any Governmental Authority, in each case, which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)statutory Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, processors, suppliers, landlords, repairmen and other Liens imposed by law in the ordinary course of business for amounts not more than 45 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;
(iv)(i) Liens, pledges and deposits to secure the performance of bids, government, trade and commercial contracts, leases, statutory obligations, deductibles, co-payment, co-insurance, retentions, premiums, reimbursement obligations or similar obligations to providers of insurance, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in subclause (i) of this clause (iv), in each case, in the ordinary course of business;
(v)(x) judgment and attachment liens not giving rise to an Event of Default and (y) Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)customary bankers’ liens (and other similar liens) or rights of set-off, revocation, refund or chargeback on deposit accounts or securities accounts, and under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business and/or to secure any cash management obligations;
(vii)(x) easements, zoning restrictions, building codes, rights-of-way, reservations, covenants, rights and restrictions of record and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries taken as a whole and (y) with respect to any leasehold interest, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property or owned property;
(viii)Liens solely on cash earnest money deposits made by Holdings or any of its Subsidiaries;
(ix)restrictions on transfers of assets that are subject to sale or transfer pursuant to any purchase and sale agreements that are permitted under this Agreement;
(x)in the case of any joint ventures permitted hereunder, put/call arrangements or restrictions on dispositions related to its Capital Stock set forth in the applicable organizational documents or joint venture agreement;
(xi)Liens on insurance policies under which Holdings and its Subsidiaries are the insured parties (excluding, for the avoidance of doubt, any excess of loss, catastrophic or other similar insurance or reinsurance policies that are applicable to the line of business of Holdings and its Subsidiaries) and proceeds and premiums thereof or related thereto securing Indebtedness permitted under Section 7.1(n);
(xii)Liens on assets of any Insurance Subsidiary arising under agreements or arrangements established with respect to insurance policies underwritten by any Insurance Subsidiary in the ordinary course of business;
(xiii)leases or subleases of real property granted in the ordinary course of business, and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business to the extent that such leases or subleases do not materially interfere with the business of Holdings or its Subsidiaries;
(xiv)non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that would not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the U.S.;

(xv)pledges, deposits and guarantees made by an Insurance Subsidiary in order to comply with applicable Requirements of Law or as required by an Insurance Regulatory Authority; and
(xvi)Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to leases;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.
“Permitted Holders” shall mean all Persons that hold Capital Stock of Holdings as of the Closing Date as set forth on Schedule 8.1 and, in each case, their Affiliates, immediate family members, lineal descendants, heirs, estates and trusts for the benefit thereof.
“Permitted Investments” shall mean:
(i)investments in cash, or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case, maturing within one year from the date of acquisition thereof;
(ii)marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s;
(iii)commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
(iv)certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (x) any Lender or (y) any domestic office of any other commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(v)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above;
(vi)Investments of any Insurance Subsidiary in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or the Subsidiaries;
(vii)Investments of Holdings and the Borrower in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings and delivered to the Administrative Agent prior to the Closing Date (as such policy is in effect on the Closing Date and as may be amended, supplemented or modified from time to time with the written approval of the Administrative Agent); it being understood and agreed that no Investments (x) in equity securities or (y) requiring an exception to such investment policy (regardless of whether approved before or after the Closing Date), shall be permitted under this clause (vii);
(viii)mutual funds investing at least 95% of their assets in any one or more of the Permitted Investments described in clauses (i) through (v) above;
(ix)advances made in connection with the purchase of goods or services in the ordinary course of business;
(x)deposits of cash made in the ordinary course of business to secure the performance of (x) operating leases and (y) other contractual obligations that do not constitute Indebtedness for borrowed money;
(xi)[reserved];
(xii)purchases and other acquisitions of inventory, materials, equipment, intangible property and other assets in the ordinary course of business;
(xiii)leases and subleases of real or personal property;
(xiv)non-exclusive licenses and sublicenses of any patents, trademarks, copyrights, trade secrets, know-how, confidential and proprietary information and other intellectual property rights and other personal property, in each of the foregoing cases in the ordinary course of business; and
(xv)payroll, commission, travel and other similar cash advances made to directors (or similar Persons), officers or employees in the ordinary course of business.
“Permitted Liens” shall mean Liens permitted pursuant to Section 7.2.

“Permitted Prior Liens” shall mean (a) with respect to any Capital Stock of any Subsidiary of Holdings, Liens permitted by Section 7.2 which are prior as a matter of law and (b) with respect to any other property or assets, any Liens permitted by Section 7.2.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (d)

to the extent any Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to any Liens securing the Obligations, the Liens securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) if any Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modified, refinanced, refunded, renewed or extended Indebtedness shall also be unsecured, (f) the only obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are the original obligors thereon and any other Person required to be or become an obligor thereon under the then terms of the Indebtedness being so modified, refinanced, refunded, renewed or extended to become an obligor in respect of such Indebtedness (provided that any Loan Party may guarantee any Permitted Refinancing incurred by any other Loan Party to the extent permitted by Section 7.1(e)); and (g) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended.
“Permitted Reinsurance Activities” shall mean any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements, including any aggregate stop loss insurance arrangements or certain other related activities that, in the business judgment of the Borrower are undertaken to create a capital-efficient insurance enterprise.
“Permitted Share Repurchases” shall have the meaning set forth in Section 7.5(d).
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) (other than a Multiemployer Plan) subject to Title IV of ERISA that is or was, during the preceding five calendar years, maintained or contributed to or required to be contributed to by Holdings, the Borrower or any ERISA Affiliate.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prime Rate” shall mean the rate of interest publicly announced from time to time by the Administrative Agent as its “prime rate”, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, if the Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Pro Rata Share” shall mean (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to any Revolving Loan or Swingline Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment or Swingline Commitment, as applicable (or if such Revolving Commitment or Swingline Commitment has been terminated or expired or the Revolving Loans or Swingline Loans, as applicable, have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Revolving Commitments or

Swingline Commitments, as applicable, of all Lenders (or if such Revolving Commitments or Swingline Commitments have been terminated or expired or the Revolving Loans or Swingline Loans, as applicable, have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (iii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loan Exposure and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Term Loan Exposure.
“QFC Credit Support” shall have the meaning set forth in Section 10.19.
“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.
“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
“Redpoint” shall mean Redpoint County Mutual Insurance Company.
“Regulated Ordinary Distributable Amount” shall mean, for any period, the maximum aggregate amount of cash dividends and other distributions that may be made by the Insurance Subsidiaries to Holdings or the Borrower without requiring prior approval of any applicable Insurance Regulatory Authority.
“Regulated Subsidiary Equity” shall mean, as of any date of determination, the total equity reflected on the balance sheet of the Insurance Subsidiaries prepared in accordance with GAAP. For the avoidance of doubt, the equity of any Insurance Subsidiary that is wholly owned by another Insurance Subsidiary shall not be double-counted in determining the Regulated Subsidiary Equity.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient or indoor air, surface water, groundwater, land surface or subsurface strata).

        “Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Lender” shall have the meaning set forth in Section 2.25.
“Required Lenders” shall mean Non-Defaulting Lenders holding, in the aggregate, more than 50% of the aggregate outstanding Revolving Commitments and total Term Loan Exposure or, if the Lenders have no Revolving Commitments or Swingline Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and total Term Loan Exposure of the Lenders at such time; provided that at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Lenders shall consist of at least two such Non-Defaulting Lenders; provided further that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders.
        “Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the aggregate Revolving Credit Exposure; provided that at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Revolving Lenders shall consist of at least two such Non-Defaulting Lenders; provided further that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Revolving Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person, shall mean the chief executive officer, president, Financial Officer, chief operating officer, general counsel, secretary, assistant secretary or such other officer that has similar responsibilities to the extent such officer is designated in writing to the Administrative Agent.
“Restricted Debt” shall have the meaning set forth in Section 7.19. For the avoidance of doubt, Indebtedness consisting any intercompany Indebtedness, or any Indebtedness permitted under Sections 7.1(i), (j), (l), (m), (n) and (o) shall not constitute Restricted Debt.
“Restricted Debt Payment” shall have the meaning set forth in Section 7.19.
“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock (including, for the avoidance of doubt, Disqualified Capital Stock and any other preferred Capital Stock) of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class (other than Disqualified Capital Stock); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock (including, for the avoidance of doubt, Disqualified Capital

Stock) of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock (including, for the avoidance of doubt, Disqualified Capital Stock) of Holdings, the Borrower or any of their respective Subsidiaries now or hereafter outstanding.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof. The aggregate principal amount of all Revolving Lenders’ Revolving Commitments as of the Closing Date is $0.
“Revolving Commitment Termination Date” shall mean the earliest of (i) May 4, 2029, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.7 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Lender” shall mean each Lender with a Revolving Commitment.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment.
“RFI” shall mean Root Florida Insurance Company, a Florida corporation.
“RIA” shall mean Root Insurance Agency, LLC, an Ohio limited liability company.
“RIC” shall mean Root Insurance Company, an Ohio corporation.
“RIC Authorized Producer Agreement” shall mean that certain Authorized Producer Agreement, dated as of November 1, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RIC and RIA.
“Risk-Based Capital Ratio” shall mean, with respect to each Insurance Subsidiary, as of the end of any Test Date, the ratio (expressed as a percentage) of Total Adjusted Capital as of the end of such Test Date to Authorized Control Level Risk-Based Capital as of the end of such Test Date (in each case as determined by SAP and defined in NAIC’s Risk-Based Capital for Insurers Model Act (Volume III-312) applicable to Insurance Subsidiaries and consistent with applicable statutes of the applicable Insurance Regulatory Authority from time to time).
“RPC” shall mean Root Property & Casualty Insurance Company, an Ohio corporation.
“RPC Authorized Producer Agreement” shall mean that certain Authorized Producer Agreement, dated as of January 1, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between RPC and RIA.

“RRC” shall mean Root Reinsurance Company, Ltd., a Cayman Islands exempted company with registration number 352380.
“RSI” shall mean Root Select Insurance Company, an Ohio corporation.
“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is the subject or target of comprehensive Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, and North Korea).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union and any member state thereof, His Majesty’s Treasury or any other relevant sanctions authority to which any Loan Party is subject, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), or (d) any Person otherwise the subject or target of any Sanctions.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union and any member state thereof, or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“SAP” shall mean, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority, applied in accordance with Section 1.2
“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers and the successors and assigns of each of the foregoing.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” shall mean a Borrowing that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.
“SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Event of Default” shall mean an Event of Default under Section 8.1(a), (b), (g), (h) or (j).
“Specified Future Preferred Equity” shall mean any Capital Stock issued after the Closing Date (including, without limitation, pursuant to any conversion) that constitutes Disqualified Capital Stock other than pursuant to clause (a) or (b) of the definition thereof or is Capital Stock that is or becomes convertible into or exchangeable for Indebtedness or Capital Stock that would constitute Disqualified Capital Stock pursuant to clause (a) or (b) of the definition thereof. For the avoidance of doubt, any Capital Stock issued to Carvana after the Closing Date that has the same terms as the Carvana Existing Preferred Stock shall constitute Specified Future Preferred Equity.
“Specified Investments” shall have the meaning set forth in Section 7.4(u).
“Specified Restricted Debt Payments” shall have the meaning set forth in Section 7.19(h).
“Stated Maturity Date” shall mean May 4, 2029.
“Stock Equivalents” shall have the meaning set forth in the Guaranty and Security Agreement.
“Subordinated Debt” shall mean any Indebtedness of a Person that by its terms (or by the terms of any applicable subordination agreement) is subordinated in right of payment to the Obligations under the Loan Documents.
“Subordinated Debt Documents” shall mean the indentures, loan agreements, notes, guaranties, subordination agreements and other related documents and/or agreements governing or evidencing the Subordinated Debt.
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to (i) “Subsidiary” hereunder shall mean a Subsidiary of the Borrower and (ii) “Holdings and its Subsidiaries” hereunder shall be deemed to include the Borrower. For the avoidance of doubt, an Insurance Subsidiary is a Subsidiary of the Borrower.
“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement; provided that it is understood and agreed that (a) no Insurance

Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Subsidiary Loan Party and (b) no Subsidiary shall be a Subsidiary Loan Party if a guarantee by it would result in an adverse tax consequence (which is not de minimis) (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) to Holdings or the Borrower or any of their respective Subsidiaries, as reasonably determined by the Borrower and the Required Lenders (any such Subsidiary set forth in clauses (a) and (b), an “Excluded Subsidiary” and collectively, “Excluded Subsidiaries”).
“Supported QFC” shall have the meaning set forth in Section 10.19.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $0.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a ABR Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean The Huntington National Bank.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” shall mean the date upon which all (i) Commitments have expired or been terminated, (ii) all Obligations (other than (A) contingent obligations as to which no claim exists or has been asserted, (B) Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (C) Bank Product Obligations) have been paid in full in cash, (iii) all Letters of Credit have expired or terminated, in each case without any pending draw, or been cash collateralized in form and substance reasonably satisfactory to the Issuing Bank (or alternative arrangements have been made with respect to any remaining Letters of Credit, in each case, to the reasonable satisfaction of the Issuing Bank), and (iv) all LC Disbursements have been reimbursed.

“Term Loan” shall mean a term loan made by a Lender to the Borrower pursuant to Section 2.5.
“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule II. The aggregate principal amount of all Lenders’ Term Loan Commitments as of the Closing Date is $200,000,000.
“Term Loan Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender.
“Term SOFR” shall mean,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Test Date” shall mean the last day of each Fiscal Quarter.
“Threshold Amount” shall mean $10,000,000.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Loan Party owning U.S. federally registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties.
“Tranche 1 Warrants” shall mean the warrants to purchase the Capital Stock representing Class A common stock of Holdings, on a fully diluted basis, in accordance with the terms of such warrants, entered into by and among Holdings and the financial institutions or their respective affiliates or designees party thereto, or any replacement warrants thereof, as amended or otherwise modified from time to time.
“Type” shall mean, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the ABR.
    “UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
    “UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” or “U.S.” shall mean the United States of America.
“USCRO” shall mean the United States Copyright Office.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Insurance Subsidiary” shall mean a wholly owned Insurance Subsidiary of Holdings (whether direct or indirect) that is domiciled in the United States or any Insurance Subsidiary that is a mutual insurance company; provided, that “U.S. Insurance Subsidiaries” shall mean each U.S. Insurance Subsidiary on a collective basis.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“USPTO” shall mean the United States Patent and Trademark Office.
“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 10.19.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g)(ii).
“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Term Loan”) or by Type (e.g. “SOFR Loan” or “ABR Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “SOFR Borrowing”).
Section 1.3.Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP or SAP, as applicable, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Holdings delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP or SAP, as applicable, on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP or SAP, as applicable, in effect immediately before the relevant change in GAAP or SAP, as applicable, became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the

Required Lenders. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, 1 and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (b) the accounting for any lease (and whether such lease shall be treated as Capital Lease Obligations) shall be based on GAAP as in effect on December 31, 2017 and without giving effect to any subsequent changes in GAAP (or required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease, capitalized lease or finance lease.
Section 1.4.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. Except as otherwise expressly provided herein, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the word “to” shall mean “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars.
Section 1.5.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.6.Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Related Parties may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error by, or any calculation of any such rate (or component thereof) provided by, any such information source or service.
Section 1.7.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.8.Compliance with Certain Sections. For purposes of determining compliance with any individual Section set forth in Article VII, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or issuance or upon application of all or a portion of the proceeds thereof), asset disposition, Restricted Payment, Affiliate transaction, Restricted Debt Payments or other transaction or contractual requirement meets the criteria of one, or more than one, of the “baskets” or categories of transactions then permitted pursuant to any clause or subsection of any such individual Section of Article VII, such transaction (or portion thereof) at any time shall be permitted under one or more of such applicable clauses of such individual Section at the time of such transaction or any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified by the Borrower within such individual Section; provided that transactions consummated in reliance on any Fixed Dollar Basket (as defined below) in any individual Section may not later be reclassified as having been consummated in reliance on a Ratio Basket (as defined below) in such individual Section unless the applicable Ratio Basket in such individual Section would have been available at the time of the consummation of such transaction. With respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any individual Section in this Agreement that do not require compliance with a financial ratio or test (each, a “Fixed Dollar Basket”) substantially concurrently with (y) any amounts incurred or transactions entered into (or consummated) in reliance on a provision in such Section of this Agreement that requires compliance with a financial ratio or test (each a “Ratio Basket”), it is understood and agreed that such amounts in clause (x) in such individual Section shall be disregarded in the calculation of the financial ratio or test applicable to such amounts in clause (y) in such individual Section.
Section 1.9.Pro Forma Calculations. Notwithstanding anything to the contrary herein, for purposes of calculating any financial ratio or test or for any other purpose under this Agreement that requires reference to a Test Date or financial statements for any period, at any time from and after the Closing Date and until the first date on which financial statements are required to have been delivered under this Agreement for the Fiscal Quarter ended June 30, 2026, the financial statements of Holdings and its Subsidiaries as of and for the Fiscal Quarter ended March 31, 2026 shall be deemed to be the most recently available financial statements for all purposes hereunder, and the Test Date shall be deemed to be March 31, 2026.
ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.General Description of Revolving Facilities. Upon the establishment of any Revolving Commitment in accordance with the terms hereof (it being understood and agreed that there are no Revolving Commitments as of the Closing Date,) subject to and upon the terms and conditions herein set forth, (i) each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2 during the Availability Period; (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.
Section 2.2.Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.3.Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”), (x) prior to 12:00 p.m. one (1) Business Day prior to the requested date of each ABR Borrowing and (y) prior to 12:00 p.m. three (3) U.S. Government Securities Business Days prior to the requested date of each SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period) and (v) the location and number of the Borrower’s account to which proceeds of such Revolving Borrowing are to be disbursed. Each Revolving Borrowing shall consist entirely of ABR Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each ABR Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that ABR Loans made pursuant to Section 2.4 or 2.22(d) may be made in lesser amounts as provided therein. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4.Swingline Commitment.

(a)Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 12:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.
(c)The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no more frequently than once each calendar week, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make ABR Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its ABR Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(d)If for any reason a ABR Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such ABR Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)Each Lender’s obligation to make a ABR Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or would reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the ABR at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
Section 2.5.Term Loan; Term Loan Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan to the Borrower on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender. The Term Loans may be, from time to time, ABR Loans or SOFR Loans or a combination thereof; provided that on the Closing Date all Loans shall be SOFR Loans with an Interest Period of three months ending June 30, 2026. For the avoidance of doubt, the Term Loans borrowed under this Section 2.5(a) and repaid or prepaid may not be reborrowed.
Section 2.6.Funding of Borrowings.
(a)Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 12:00 p.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loan available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the ABR at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Share of the Revolving Loan Commitment. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Revolving Loans or Swingline Loans, as applicable, provided to be made by it hereunder, regardless of the failure of any other Lender to make its Revolving Loans or Swingline Loans, as applicable, hereunder.

Section 2.7.Optional Reduction and Termination of Commitments.
(a)Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loan pursuant to Section 2.5.
(b)Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable) (or such shorter period as agreed to by the Administrative Agent), the Borrower may reduce the aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders; provided, further, that any such notice in connection with a repayment or refinancing of the Loans or Commitments may be conditioned upon the occurrence of another financing or transaction. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.
(c)With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.
Section 2.8.Repayment of Loans.
(a)The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
(b)The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments payable on the dates set forth below, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) as may be required hereunder, and subject to any reduction in accordance with Sections 2.10 and 2.11):

Installment Date	Aggregate Principal Amount
September 30, 2026	$500,000
December 31, 2026	$500,000
March 31, 2027	$500,000
June 30, 2027	$500,000
September 30, 2027	$500,000
December 31, 2027	$500,000
March 31, 2028	$500,000
June 30, 2028	$2,500,000
September 30, 2028	$2,500,000

December 31, 2028	$2,500,000
March 31, 2029 and each Fiscal Quarter ending thereafter	$2,500,000
provided that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loans (together with accrued and unpaid interest thereon) shall be due and payable on the Maturity Date.
Section 2.9.Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.13, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.13, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Section 2.10.Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) no later than (i) in the case of any prepayment of any SOFR Borrowing, 1:00 p.m. not less than three (3) U.S. Government Securities Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any ABR Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 1:00 p.m. on the date of such prepayment or, in each case, such shorter period as agreed to by the Administrative Agent. Each such notice may be conditioned on the consummation of a transaction but shall otherwise be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given (and such transaction is consummated, if applicable), the aggregate amount specified in such notice shall be due and payable on the date designated in such notice (subject to the occurrence of any condition described above), together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(d); provided that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Revolving Borrowing or Swingline Borrowing shall be applied ratably to the Loans comprising such Borrowing and, in the case of a prepayment made by the Borrower of a Term Loan Borrowing, such prepayment shall be applied to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.
Section 2.11.Mandatory Prepayments.
(a)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds of any sale or disposition by Holdings or any of its Subsidiaries (other than an Insurance Subsidiary) of any assets in an aggregate amount exceeding $3,500,000, the Borrower shall prepay the Obligations in an amount equal to the Net Cash Proceeds of such sale or disposition; provided, that (i) the Borrower shall not be required to prepay the Obligations with respect to proceeds from the sales or dispositions of assets in the ordinary course of business (including obsolete or worn-out equipment no longer used or useful in its business) or in connection with Permitted Reinsurance Activities in the ordinary course of business and consistent with industry practice (including the “InsureTech” industry), and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (a) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof or, in the case of proceeds that have been contractually committed to be reinvested as described in this Section 2.11(a) within such one hundred eighty (180)-day period, within three hundred sixty-five (365) days following the date of receipt of such proceeds, in assets of the general type used in the business of the Borrower and its Subsidiaries; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (a) shall also not apply solely to the extent that (A) the sale or disposition was consummated by any Insurance Subsidiary (or Subsidiary thereof) of any of such Insurance Subsidiary’s assets (or the assets of a Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (a) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (a). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(b)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings (which, for the avoidance of doubt, shall not include reinsurance) in an aggregate amount exceeding $3,500,000, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (b) or at the proposed time of the reinvestment of such proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Loan Party, through one or more of its Subsidiaries that is a Loan Party or (y) in the case of proceeds received by a Subsidiary that is not a Loan Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof or, in the case or proceeds that have been contractually committed to be reinvested as described in this Section 2.11(b) within such one hundred eighty (180)-day period, within three hundred sixty-five (365) days following the date of receipt of such proceeds, in assets of the general type used in the business of the Borrower and its Subsidiaries; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (b) shall also not apply solely to the extent that (A) the Net Cash Proceeds of the casualty insurance policies or eminent domain, condemnation or similar proceedings were received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (b) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (b). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(c)No later than the first (1st) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by Holdings or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1; provided, further that the obligation of the Borrower to prepay the Obligations under this subsection (c) shall also not apply solely to the extent that (A) the Net Cash Proceeds of such Indebtedness were incurred and received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Borrower for application of this subsection (c) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Borrower shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Borrower which the Borrower shall use to prepay the Obligations in accordance with this subsection (c). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(d)[reserved].
(e)[reserved].
(f)Any prepayments made by the Borrower pursuant to subsection (a), (b) or (c) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents pursuant to Section 2.19; second, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans on a pro rata basis (excluding the final payment due on the Maturity Date); provided, that, after all regularly scheduled amortization payments have been made in full in accordance with Section 2.9, any remaining amounts required to be prepaid under this Section 2.11 shall be applied as a prepayment to the final payment that would otherwise be due on the Maturity Date until paid in full; third, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fourth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and fifth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses third through fifth above.

(g)If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the ABR Loans to the full extent thereof; and third, to the SOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
(h)The Borrower shall notify the Administrative Agent by written notice of any prepayment pursuant to clauses (a), (b) or (c) of this Section 2.11 not later than 11:00 a.m. one (1) Business Day (or such later date as agreed to by the Administrative Agent) before the date of prepayment. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of the Loans to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. All prepayments of the Loans pursuant to clauses (a), (b) or (c) of this Section 2.11 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
To the extent and for so long as the Borrower reasonably determines in good faith (in consultation with the Administrative Agent and as set forth in written notice delivered to the Administrative Agent) that repatriation to the Borrower of any dividend or other distribution, as applicable, from a Subsidiary that is not organized in the United States to the Borrower of any amounts required to mandatorily prepay the Obligations pursuant to this Section 2.11 would result in an adverse Tax liability (which is not de minimis) to the Borrower or any of its Subsidiaries (including any material withholding Tax and taking into account any foreign tax credit or benefit received in connection with such repatriation, as determined by the Borrower in good faith and in consultation with the Administrative Agent and as set forth in written notice delivered to the Administrative Agent) (such amount, a “Restricted Tax Amount”), the amount that the Borrower shall be required to mandatorily prepay pursuant to this Section 2.11 shall be reduced by the Restricted Tax Amount.
Section 2.12.Interest on Loans.
(a)The Borrower shall pay interest on (i) each ABR Loan at the ABR plus the Applicable Margin and (ii) each Term SOFR Loan at Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
(b)The Borrower shall pay interest on each Swingline Loan at the ABR plus the Applicable Margin in effect from time to time.
(c)Notwithstanding subsections (a) and (b) of this Section, at the election of the Administrative Agent (or upon the written request of the Required Lenders), and automatically after the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(a), (b), (g), (h) or (j)) if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all ABR Loans and all other Obligations hereunder, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for ABR Loans.

(d)Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding ABR Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date or, solely with regards to Revolving Loans, the Revolving Commitment Termination Date, as the case may be. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and solely with regards to Revolving Loans, on the Revolving Commitment Termination Date or solely with regards to Term Loans, on the Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.13.Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. At no time shall the total number of SOFR Borrowings (whether Revolving Borrowings or Term Borrowings) outstanding at any time exceed ten (10).
(b)To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.13 (a “Notice of Conversion/Continuation”) (x) prior to 1:00 p.m. one (1) Business Day prior to the requested date of a conversion into a ABR Borrowing and (y) prior to 1:00 p.m. three (3) U.S. Government Securities Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a ABR Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and ABR Borrowings set forth in Section 2.3.
(c)If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such

Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to continue such Borrowing as a SOFR Borrowing with the same Interest Period. At the written election of the Administrative Agent while an Event of Default then exists, any Borrowing may be permitted to be continued as a SOFR Borrowing or required to be converted into an ABR Borrowing. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.
(d)Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.14.Fees.
(a)The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates (for the account of the Persons entitled thereto in accordance with the terms thereof) all fees in the Fee Letter that are due and payable on or prior to (to the extent any such fees have not already been paid) the Closing Date.
(b)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.00% per annum on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period (the “Commitment Fee”); provided that if a Revolving Commitment is established after the Closing Date, this Section 2.14(b) shall be updated to reflect any agreed commitment fee. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
(c)The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.
(d)The Borrower shall pay to the Administrative Agent for its own account all fees in the amounts and at the times previously agreed upon in writing with the Administrative Agent.
(e)Accrued fees under subsections (b) and (c) of this Section, if any, shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2026, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.15.Computation of Interest and Fees.
Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.16.Inability to Determine Interest Rates.
(a)Inability to Determine SOFR. Subject to paragraphs (b) through (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:
(i)the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)the Administrative Agent shall have received notice from the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “ABR” until the Administrative Agent revokes such determination.
(b)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” with respect to such Benchmark Transition Event, such Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” with respect to such Benchmark Transition Event, such Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after the time (not less than five (5) Business Days after the Administrative Agent has provided notice thereof to each Lender) set forth in the notice of the implementation of such Benchmark Replacement provided by the Administrative Agent to the Borrower and the Lenders, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest will be payable on a monthly basis.
(ii)No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.
(c)Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.
(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. If any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.16, any SOFR Loan shall on the last day of the Interest Period applicable thereto be converted to an ABR Loan.
Section 2.17.Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.
Section 2.18.Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank; or
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made or maintained by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) of this Section 2.18 and delivered to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)Failure or delay on the part of a Lender or Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.19.Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked, except in the case of prepayment notices conditioned on the consummation of a transaction), then, in any such event, the Borrower shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be submitted to the Borrower by any Lender (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.
Section 2.20.Taxes.
(a)Defined Terms. For purposes of this Section 2.20, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)     executed copies of IRS Form W-8ECI;

(iii)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(iv)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-2 or Exhibit 2.20-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any Issuing Bank, any transfer of rights or Obligations by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees, indemnities and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.
(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure or Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.22.Letters of Credit.
(a)During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit for the account of the Borrower or its Subsidiaries (it being understood and agreed that all LC Exposure shall be part of the Obligations notwithstanding the fact that an applicant may not be a Loan Party) on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $1,000,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Person (AA) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions, in violation of Sanctions or (BB) in any other manner that would result in a violation of any Sanctions by any party to this Agreement. Each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.
(b)To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(d)The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a ABR Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its ABR Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.
(e)If for any reason a ABR Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such ABR Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f)To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the ABR.
(g)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(h)Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i)The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
(vi)the existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
            (j)    Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
            (k)    Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.
Section 2.23.[Reserved].
Section 2.24.Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or Section 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 2.25.Replacement of Lenders. If (a) any Lender gives notice under Section 2.17, (b) any Lender requests compensation under Section 2.18, (c) the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (d) any Lender is a Defaulting Lender or (e) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of the Required Lenders shall have been obtained but the consent of one or more of such other Lenders whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to any such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender) (such assignee, a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent such consent is required for an assignment to such Replacement Lender pursuant to Section 10.4(b)), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a notice under Section 2.17, a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in elimination of the applicable illegality or a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Upon receipt by the Lender being replaced of all amounts required to be paid by it pursuant to this Section 2.25, such Lender shall execute an Assignment and Acceptance within two Business Days of the date on which the Replacement Lender executes and delivers such Assignment and Assumption to the Lender (or such executed Assignment and Assumption is delivered by the Administrative Agent on behalf of the Replacement Lender). If the Lender does not execute such Assignment and Acceptance within such two Business Days, then such Lender shall be deemed to have executed and delivered the Assignment and Assumption without any action on the part of the Lender and the Assignment and Assumption so executed by the Replacement Lender shall be effective for the purposes of this Section 2.25 and Section 10.4.
Section 2.26.Defaulting Lenders.
(a)Cash Collateral
(i)If the reallocation described in clause (b)(iii) below cannot, or can only partially, be effected, within two Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.
(ii)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iii)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv)Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(b)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.
(ii)(A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).
(C)    With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iii)All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a

Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iv)If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).
(c)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.
ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1.Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Arranger and their Affiliates (including reasonable and documented fees, charges and disbursements of one firm of outside counsel for the Administrative Agent, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arranger (including the Fee Letter).
(b)The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:
(i)a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence reasonably satisfactory to the Administrative Agent

(which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)to the extent requested by any Lender, executed promissory notes evidencing such Lender’s Commitments issued by the Borrower in accordance with Section 2.9;
(iii)a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of (w) its bylaws, partnership agreement or limited liability company agreement, (x) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Loan Party, (y) in the case of RRC, its statutory registers, and (z) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iv)(A) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Loan Party and (B) with respect to RRC, a certificate of good standing from the Registrar of Companies, a letter of good standing from CIMA and a letter of non-objection to the Cayman Law Share Pledge from CIMA;
(v)written opinions of Jones Day and Conyers Dill & Pearman LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;
(vi)a certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower, certifying that immediately after giving effect to consummation of the transactions contemplated to occur on the Closing Date, (A) no Default or Event of Default exists or will result therefrom, (B) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (C) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect and (D) the Consolidated Net Worth of Holdings and its Subsidiaries as of December 31, 2025 is $392,400,000;
(vii)a duly executed Notice of Borrowing for the Term Loan Borrowing to be made on the Closing Date, together with a report setting forth the sources and uses of the proceeds of the Term Loans made on the Closing Date;
(viii)certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Term Loans shall be ongoing;
(ix)copies of financial projections on an annual basis for the Fiscal Year ending December 31, 2026 and annually thereafter through December 31, 2030;
(x)the Guaranty and Security Agreement, duly executed by each Loan Party, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, (B) copies of UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of each Loan Party and its Subsidiaries, and any other Persons as may be reasonably requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Liens and Liens to be released on the Closing Date, (C) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements (in each case, to the extent applicable), (D) subject to Section 5.17 and if applicable, original certificates evidencing all issued and outstanding shares of Pledged Certificated Stock (as defined in the Guaranty and Security Agreement) together with stock or membership interest powers or other appropriate instruments of transfer executed in blank by the applicable Loan Party and (E) subject to Section 5.17 and if applicable, all instruments, documents and chattel paper in the possession of any of the Loan Parties required to be pledged pursuant to the Loan Documents, together with allonges or other instruments of transfer as may be necessary to perfect the Administrative Agent’s security interest therein;
(xi)copies of duly executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, together with (A) UCC-3 or other appropriate termination statements, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens upon any of the personal property of the Loan Parties and their respective Subsidiaries, (B) cancellations and releases, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens upon any of the real property of the Loan Parties and their respective Subsidiaries, and (C) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of all Indebtedness not permitted by Section 7.1, including, without limitation, all Existing Debt;
(xii)a duly executed Collateral Assignment;
(xiii)subject to, if applicable, Section 5.17, (A) evidence satisfactory to the Administrative Agent that CIMA has approved the Borrower’s entry into the Cayman Law Share Pledge and (B) a duly executed Cayman Law Share Pledge;
(xiv)at least three (3) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities and reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;
(xv)certificates of insurance, in form and detail reasonably acceptable to the Administrative Agent, describing the types and amounts of insurance

(property and liability) maintained by any of the Loan Parties, together with, subject to Section 5.17, endorsements naming the Administrative Agent as lenders loss payee or additional insured, as the case may be; and
(xvi)delivery of such other documents, certificates, information or legal opinions as the Administrative Agent or any Lender shall have reasonably requested prior to the Closing Date.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 3.2.Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions:
(a)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they are true and correct in all material respects as of such earlier date or respective period); and
(c)the Borrower shall have delivered the required Notice of Borrowing.
Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:
Section 4.1.Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership. limited liability company or exempted company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (a) carry on its business as now conducted except where a failure would not reasonably be expected to result in a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party (if any), and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.Governmental Approvals; No Conflicts; No Default. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not materially violate (i) any Requirement of Law applicable to Holdings or any of its Subsidiaries or (ii) any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries (except as would not reasonably be expected to result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Loan Documents. As of the Closing Date, no Default or Event of Default has occurred and is continuing.
Section 4.4.Financial Statements. The Borrower has furnished (or made available) to each Lender (i) the audited consolidated balance sheet of Holdings and its Subsidiaries as of the Fiscal Years ended December 31, 2024 and December 31, 2025, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte and (ii) the audited consolidated balance sheet of RIC as of the Fiscal Years ended December 31, 2024 and December 31, 2025, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte (the foregoing items (i)-(ii), collectively, the “Historical Financial Statements”). Such financial statements fairly present the consolidated financial condition of (A) in the case of clause (i), Holdings and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied and (B) in the case of clause (ii), RIC and the consolidated results of operations for such periods in conformity with SAP consistently applied. Since December 31, 2025, there have been no changes with respect to Holdings and its Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5.Litigation and Environmental Matters.
(a)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(b)Except for the matters set forth on Schedule 4.5 and matters that would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Holdings or any such Subsidiary, become subject to any Environmental Liability, (iii) has received written notice of any claim against it with respect to any Environmental Liability or (iv) has actual knowledge of any facts or circumstances that would reasonably be expected to give rise to an Environmental Liability.
Section 4.6.Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur its Obligations under the Loan Documents or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8.Taxes. Holdings and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material taxes due and payable (whether or not shown on such returns) or on any material assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.
Section 4.9.Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10.ERISA.
(a)Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Holdings or the Borrower, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (ii) no ERISA Event has occurred or, to the knowledge of Holdings or the Borrower, is reasonably expected to occur; (iii) there exists no Unfunded Pension Liability with respect to any Plan; (iv) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings or the Borrower, threatened; and (v) none of Holdings, any of its Subsidiaries or any ERISA Affiliate have, within the past five calendar years, ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. As of the Closing Date, none of Holdings, any of its Subsidiaries or any ERISA Affiliate is making or has or had, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or been required to make contributions to any Multiemployer Plan.
(b)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
Section 4.11.Ownership of Property; Intellectual Property; and Insurance.
(a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.
(b)Each of Holdings and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, (a) the conduct and operations of the businesses of Holdings and its Subsidiaries does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of Holdings or its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case of clause (a) or (b), as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.
(d)As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns a fee interest in any real property.
Section 4.12.Disclosure.
(a)Holdings and the Borrower have disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which Holdings, the Borrower or any of their respective Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, it being understood and agreed that Holdings and the Borrower shall be deemed to have satisfied such disclosure requirement to the extent any such agreement, instrument, corporate or other restriction or matter is publicly available on EDGAR. All written factual information (other than financial projections and other forward looking financial information and information of a general economic nature) that has been or will hereafter be made available to the Administrative Agent or any Lender by Holdings, the Borrower or any of its Subsidiaries is and will be, when taken as a whole, complete and correct in all material respects and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections that have been or will be prepared by Holdings, the Borrower or any of its Subsidiaries and made available to the Administrative Agent and the Lender have been or will be prepared in good faith based upon assumptions that were reasonable as of the date of the preparation of such financial projections (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).
(b)As of the Closing Date, to the extent required to be delivered, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 4.13.Labor Relations. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against Holdings or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against or affecting Holdings or the Borrower or any of their respective Subsidiaries; (ii) no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to Holdings’ or the Borrower’s knowledge, threatened against any of them before any Governmental Authority; and (iii) all payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary.
Section 4.14.Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of Holdings and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date. As of the Closing Date, all of the issued and outstanding Capital Stock of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Permitted Prior Liens). As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell or convertible interests by Holdings or any Subsidiary of Holdings relating to the Capital Stock of Holdings or any Subsidiary of Holdings or any Disqualified Capital Stock, other than (i) the Tranche 1 Warrants, (ii) the Carvana Warrants, (iii) the conversion of Class B Common Stock to Class A Common Stock, or the conversion of Carvana Existing Preferred Stock to Class A Common Stock and (iv) equity awards issued pursuant to an equity incentive plan of Holdings or any Subsidiary of Holdings or other compensation arrangements with employees of Holdings or any Subsidiary of Holdings.
Section 4.15.Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the initial Loans under this Agreement and the consummation of the other transactions contemplated hereunder on the Closing Date, the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
Section 4.16.Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts,

disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
Section 4.17.Collateral Documents.
(a)The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and the Liens created under the Guaranty and Security Agreement and the other Collateral Documents constitute fully perfected Liens (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens. When the certificates evidencing Capital Stock that constitutes “certificated securities” pledged pursuant to the Guaranty and Security Agreement and the other Collateral Documents are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock of any Person organized under the laws of the United States or state thereof shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
(b)When, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Liens created by the Guaranty and Security Agreement and the other Collateral Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person other than with respect to Permitted Prior Liens.
Section 4.18.[Reserved].
Section 4.19.Insurance Licenses. No Insurance License of the Borrower or any Insurance Subsidiary, the loss of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the best of the Borrower’s knowledge, there is no sustainable basis for a suspension or revocation of any Insurance License of the Borrower or any Insurance Subsidiary which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and no such suspension or revocation has been threatened by any Governmental Authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 4.20.Sanctions and Anti-Corruption Laws.
(a)None of any Loan Party, any Subsidiary thereof, any of the respective directors, officers, employees, or to the knowledge of any Loan Party or Subsidiary, agents or Affiliates of such Loan Party or Subsidiary thereof, (A) is a Sanctioned Person, (B) has its assets located in a Sanctioned Country, and in the case of any such directors, officers, employees, agents or Affiliates, in violation of Sanctions, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, and in the case of any such directors, officers, employees, agents or Affiliates, in violation of Sanctions or (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or has the purpose of evading or avoiding any Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan

Parties and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries, and each director, officer and employee and to the knowledge of Holdings and such Subsidiaries, agent and Affiliate of the Loan Parties and their respective Subsidiaries, is in compliance with the Anti-Corruption Laws.
(b)No proceeds of any Loans have been used, directly or indirectly, by any Loan Party, any Subsidiary thereof or, to the knowledge of Holdings or the Borrower, any of their respective directors, officers, employees, Affiliates or agents, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 4.21.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 4.22.Outbound Investments. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower or such Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Termination Date, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section 5.1.Financial Statements and Other Information. Holdings will deliver to the Administrative Agent for delivery to each Lender:
(a)within 120 days (or such later date required by the applicable regulatory authority) after the end of each Fiscal Year of Holdings, a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries (commencing with the Fiscal Year ended December 31, 2026), containing a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte or other independent public accountants of nationally recognized standing (which may have a “going concern” or like qualification, exception or explanation solely as a result of the impending Maturity Date but without any other qualification as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;

(b)within 60 days (or such later date required by the applicable Insurance Regulatory Authority, in the case of any audited statements and risk-based capital reports required to be delivered pursuant to this clause (b), 180 days) after the end of each Fiscal Year of each Insurance Subsidiary (commencing, in the case of any audited statements and risk-based capital reports required to be delivered, with the Fiscal Year ended December 31, 2026), the annual statement of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Year and as filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such annual statement and any audited statements and risk-based capital reports, in each case which are required by such Insurance Regulatory Authorities);
(c)(i) within 45 days (or such later date required by the applicable regulatory authority) after the end of each of the first three Fiscal Quarters of Holdings (commencing with the Fiscal Quarter ending June 30, 2026), an unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of Holdings’ previous Fiscal Year; and (ii) within 45 days (or such later date required by the applicable Insurance Regulatory Authority) after the end of each Fiscal Quarter (or 60 days after the end of each Fiscal Quarter ending December 31), quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP) as filed with the Insurance Regulatory Authority of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such financial statements as required by such Insurance Regulatory Authority);
(d)concurrently with the delivery of the financial statements referred to in subsections (a) and (c)(i) of this Section, a Compliance Certificate;
(e)[reserved];
(f)as soon as available and in any event within 90 days after the end of the calendar year, a budget for the succeeding Fiscal Year consisting of a profit and loss statement;
(g)to the extent reasonably requested by the Administrative Agent, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with any Insurance Regulatory Authority, the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;
(h)promptly following the delivery to or receipt by Holdings, the Borrower or any of their respective Subsidiaries thereof, to the extent reasonably requested by the Administrative Agent, (i) a copy of any regular or periodic final examination reports or results of any market conduct examination or examination by the applicable Insurance Regulatory Authority or the NAIC of the financial condition and operations of, or (ii) any other report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that would reasonably be expected to result in a Material Adverse Effect;
(i)promptly following the delivery to or receipt by Holdings, the Borrower or any of their respective Subsidiaries thereof, any notice of any finding as to a violation of any Requirement of

Law from an Insurance Regulatory Authority that would reasonably be expected to result in a material liability to Holdings, the Borrower, and their Subsidiaries, taken as a whole;
(j)to the extent reasonably requested by the Administrative Agent, promptly following receipt thereof, (i) a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Insurance Subsidiary that is provided to the applicable Insurance Regulatory Authority or other applicable Governmental Authority (or equivalent information should such Governmental Authority no longer require such a statement) as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the applicable Insurance Regulatory Authority and (ii) each audit of any Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(k)promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender as required to comply with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws;
provided that the documents required to be delivered pursuant to Section 5.1(a), (b), or (c), shall be deemed to be delivered to the extent that such documents are publicly available on EDGAR or the Ohio Department of Insurance website, upon Holdings or the Borrower advising the Administrative Agent of the filing thereof; provided, further, that, upon the written request by the Administrative Agent, Holdings shall deliver such documents to the Administrative Agent for further distribution to each Lender by electronic communication (including e-mail).
Notwithstanding the foregoing or anything in Section 5.2 to the contrary, Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate any confidentiality agreement or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section 5.2.Notices of Material Events.
(a)The Borrower will furnish to the Administrative Agent for delivery to each Lender prompt (and, in any event (other than with respect to clause (iv) below), not later than five (5) Business Days after a Responsible Officer becomes aware thereof) written notice of the following:
(i)the occurrence of any Default or Event of Default;
(ii)the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Holdings or the Borrower, affecting Holdings, the Borrower or any of their respective Subsidiaries which would reasonably be expected to result in a Material Adverse Effect;
(iii)the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case of the foregoing clauses (A), (B), (C) and (D) which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
(iv)promptly and in any event within 30 days after Holdings or the Borrower, or the Borrower knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to Holdings, the Borrower, or any of their respective Subsidiaries, a certificate of a Responsible Officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, or such Subsidiary from the PBGC or any other Governmental Agency with respect thereto;
(v)the occurrence of any material default or any event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged default or any event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;
(vi)prompt notice of any amendment, termination, expiration or loss of any agreement that the effect of which, individually or in the aggregate, would reasonably be expected to result in a reduction in revenue of the Loan Parties of 25% or more on a consolidated basis from the prior Fiscal Year; provided that notice required to be delivered pursuant to this clause (a)(vi) shall be delivered to the extent that such information is publicly available on EDGAR;

(vii)any material amendment, waiver, supplement, or other modification of any Subordinated Debt Document (it being understood and agreed that any amendment that is not permitted under any such Subordinated Debt Document without the consent of the Administrative Agent shall be deemed to be “material”);
(viii)[reserved];
(ix)[reserved]; and
(x)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
(b)The Borrower will furnish to the Administrative Agent and each Lender the following:
(i)promptly and in any event at least 10 days prior thereto (or such later date as agreed in writing by the Administrative Agent), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization; and
(ii)promptly and in any event within 30 days after receipt thereof (or such later date as agreed in writing by the Administrative Agent): (x) each actuarial report for each Insurance Subsidiary; and (y) each audit of an Insurance Subsidiary from the applicable Insurance Regulatory Authorities.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the reasonable details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 5.3.Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and the Intellectual Property that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any disposition permitted under Section 7.6.
Section 5.4.Compliance with Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Holdings will, and will cause each of its Subsidiaries to, conduct its business in compliance with all Anti-Corruption Laws and applicable Sanctions and maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
Section 5.5.Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that would result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.
Section 5.6.Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP or SAP, as applicable.
Section 5.7.Visitation and Inspection. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that representatives of the Borrower shall be permitted to be present at any discussion with such accountants), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to Holdings or the Borrower; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one such visit and inspection at the reasonable expense of the Borrower in any Fiscal Year, (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and (c) Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Borrower shall provide written notice to the Administrative Agent that such information or document is being withheld and the Borrower shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Borrower shall promptly share any such information that was withheld.
Section 5.8.Maintenance of Properties; Insurance. Holdings will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of Holdings (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (ii) (A) all insurance required to be maintained pursuant to the Collateral Documents, and (B) reinsurance of the types and in amounts that comply with all requirements and covenants set forth in the applicable reinsurance agreements in all material respects, and (c) subject to Section 5.17, at all times shall name the Administrative Agent as additional insured on all general liability policies of the Borrower and its Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent in its reasonable discretion) on all casualty and property insurance policies of the Borrower and the other Loan Parties.
Section 5.9.Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of the Term Loan on the Closing Date to (a) repay all Existing Debt and (b) pay transaction costs and expenses arising in connection with this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the

Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.
Section 5.10.[Reserved].
Section 5.11.Cash Management. Subject to Section 5.17, Holdings and the Borrower shall, and shall cause each of its respective Subsidiaries that are Loan Parties to comply with each of the cash management provisions below:
(a)Holdings and the Borrower shall, and shall cause each of their Subsidiaries to establish and maintain the primary cash management and treasury business of the Borrower and its Subsidiaries, taken as a whole, with The Huntington National Bank, including, without limitation, the Loan Parties’ primary Controlled Accounts;
(b)Holdings and the Borrower shall, and shall cause each of its respective Subsidiaries that are Loan Parties to enter into a Control Account Agreement in respect of each Controlled Account (other than those maintained by The Huntington National Bank) established or maintained by the Loan Parties in the United States (a) that exists on and as of the Closing Date, in accordance with Section 5.17 and (b) that is acquired or otherwise established after the Closing Date, within ninety (90) days (or such longer time period as agreed to by the Administrative Agent in its sole discretion) after such Controlled Account is established or acquired; and
(c)Notwithstanding anything to the contrary set forth in this Section 5.11, at all times under this Agreement the Loan Parties shall maintain unrestricted cash in an aggregate amount equal to at least twenty-five percent (25%) of the total Term Loan Exposure of all Lenders in a blocked Controlled Account that is either (i) maintained by The Huntington National Bank or (ii) subject to a blocked Control Account Agreement.
Section 5.12.Additional Subsidiaries and Collateral.
(a)In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise within 30 days (or such later date as agreed to in writing by the Administrative Agent in its sole discretion) after such Person becomes a Subsidiary (other than (a) any Excluded Subsidiary or (b) any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License), the Borrower shall cause such Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property of that type that would constitute Collateral if such Subsidiary was a Loan Party (other than Excluded Property) by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in substantially the form of Annex I attached to the Guaranty and Security Agreement, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the reasonable request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents (it being understood and agreed that, with respect to any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia, this clause (i) shall include the granting of Liens and taking of all perfection actions under the local laws of such Subsidiary’s jurisdiction of formation as may be reasonably required by the Administrative Agent and the Required Lenders), and (ii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date. In addition, within 30 days after the date any Person becomes a direct Subsidiary of a Loan Party (or such later date as agreed to in writing by the Administrative Agent in its sole discretion), the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Capital Stock of such Subsidiary directly owned by a Loan Party (other than Excluded Property) to the Administrative Agent as security for the Obligations, by executing and delivering a supplement to the Guaranty and Security Agreement, substantially in the form of Annex III attached to the Guaranty and Security Agreement to the Administrative Agent, and (ii) deliver the original certificates evidencing such pledged Capital Stock (other than Excluded Property) to the Administrative Agent, together with appropriate powers executed in blank; provided, that (1) if such Person that becomes a Subsidiary is an Insurance Subsidiary, a Subsidiary of an Insurance Subsidiary or any other Subsidiary of the Borrower that has applied for an Insurance License and is reasonably expected to become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, this requirement to pledge all of the Capital Stock of such Person shall not apply only to the extent the pledge thereof is (or would be) deemed a change of control of such Person or is (or would be) otherwise prohibited by applicable law or regulations, and (2) in the case of any Subsidiary of the Borrower that has applied for an Insurance License and is reasonably expected to become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, it is understood and agreed that until such approval is obtained, such Subsidiary shall not transact any material business or hold any material assets. For the avoidance of doubt, (x) in no event shall any Excluded Subsidiary or any other Subsidiary of the Borrower that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, be required to become a Subsidiary Loan Party, a Loan Party or a Guarantor hereunder.
(b)The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsection (a) of this Section (to the extent that such Lien can be perfected by the execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section 5.13.[Reserved].
Section 5.14.Further Assurances. Holdings will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties; provided that in no event shall the Loan Parties be required to grant any Lien to secure the Obligations over any Excluded Property. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
Section 5.15.[Reserved].
Section 5.16.Maintenance of Reinsurance Coverage. For so long as any Loans are outstanding, each Insurance Subsidiary shall either (i) purchase reinsurance only from reinsurers with a minimum financial strength rating (as of the effective date of the relevant reinsurance agreement) of “A-” by A.M. Best Company or a minimum credit rating of “A-” by S&P or (ii) fully collateralized such reinsurance liabilities; provided, however, the Insurance Subsidiaries shall be deemed to have complied with this Section 5.16 unless such Insurance Subsidiaries fail to comply for a period of thirty (30) consecutive days.
Section 5.17.Certain Post-Closing Obligations. As soon as promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.17 or such later date as the Administrative Agent agrees to in writing, the Loan Parties shall deliver the documents or take the actions specified on Schedule 5.17.
ARTICLE VI

FINANCIAL COVENANTS
Until the Termination Date, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders to:
Section 6.1.Minimum Risk-Based Capital Ratio. Maintain, or cause to be maintained, a Risk-Based Capital Ratio of each U.S. Insurance Subsidiary, as of the last day of each Test Date (beginning with the Test Date ending September 30, 2026), of no less than the greater of (i) the highest Risk-Based Capital Ratio required (x) by the applicable Insurance Regulatory Authority of such U.S. Insurance Subsidiary in its state of domicile or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to such U.S. Insurance Subsidiary (whether or not such U.S. Insurance Subsidiary is a party thereto), in any case as certified by the Borrower in the applicable Compliance Certificate, and (ii) 300%.
Section 6.2.Maximum Debt to Capital. Not permit the Debt to Capital Ratio as of the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending September 30, 2026), to exceed the following ratios (expressed as a percentage) corresponding to each such Fiscal Quarter end:

Fiscal Quarter End	Debt to Capital Ratio
September 30, 2026 through and including March 31, 2027	45.0%
June 30, 2027 through and including March 31, 2028	40.0%
June 30, 2028 and each Fiscal Quarter ending thereafter	35.0%

Section 6.3.Minimum Consolidated Net Worth. Not permit Consolidated Net Worth, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026, to be less than the sum of: (i) eighty percent (80.0%) of Consolidated Net Worth determined as of December 31, 2025, plus (ii) to the extent a positive number, fifty percent (50.0%) of Consolidated Net Income for each Fiscal Quarter ending after December 31, 2025, plus (iii) fifty percent (50.0%) of capital contributions received by Holdings after December 31, 2025, minus (iv) fifty percent (50%) of the amount of Permitted Share Repurchases made after December 31, 2025.
Section 6.4.Minimum Debt Service Coverage Ratio. Not permit the Consolidated Debt Service Coverage Ratio, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026, to be less than 1.40:1.00.

Section 6.5.Minimum Regulated Subsidiary Equity. Not permit the Regulated Subsidiary Equity as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2026, to be less than $125,000,000.
ARTICLE VII

NEGATIVE COVENANTS
Until the Termination Date, Holdings and the Borrower covenant and agree with the Administrative Agent and the Lenders that:
Section 7.1.Indebtedness. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness created pursuant to the Loan Documents;
(b)Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.1 and Permitted Refinancings thereof;
(c)(i) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $15,000,000 at any time outstanding and (ii) Permitted Refinancings thereof;
(d)Indebtedness of the Borrower owing to Holdings or any Subsidiary and of any Subsidiary owing to Holdings, the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed by or to a Subsidiary that is not a Loan Party shall only be permitted to be incurred in accordance with Section 7.4;
(e)Guarantees by Holdings, the Borrower or any Subsidiary of Indebtedness of Holdings, the Borrower or any other Subsidiary, in each case, in the ordinary course of business; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall only be permitted to be incurred in accordance with Section 7.4;
(f)[reserved];
(g)Hedging Obligations permitted by Section 7.10;
(h)Indebtedness of the Loan Parties or Insurance Subsidiaries (including Indebtedness on behalf of other Loan Parties or Insurance Subsidiaries) consisting of letters of credit for the benefit of either the U.S. Insurance Subsidiaries or Redpoint in order to satisfy any applicable collateral requirements in connection with Permitted Reinsurance Activities, in each case, in the ordinary course of business; provided that the aggregate face amount of such letters of credit does not exceed $15,000,000 at any time outstanding;

(i)Bank Product Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management, purchasing card, deposit, lock box, commercial credit card, stored value card, employee credit card program, controlled disbursement, ACH transactions, return items, cash pooling and similar arrangements in each case incurred in the ordinary course;
(j)to the extent constituting Indebtedness, (i) obligations owed by any Subsidiary of Holdings to a Loan Party, (ii) obligations between Insurance Subsidiaries to the extent required or approved by the applicable Insurance Regulatory Authority, (iii) obligations between Holdings, Borrower or a Subsidiary and RRC or a Subsidiary of RRC and (iv) obligations owed between a Subsidiary and Redpoint, in each case of this clause (j), in the ordinary course of business and excluding obligations or indebtedness of the type described in clauses (i), (ii) or (vi) (to the extent of unreimbursed amounts with respect to the items specified therein) of the definition of “Indebtedness”;
(k) (i) unsecured Indebtedness of the Loan Parties and the Subsidiaries in an aggregate principal amount not to exceed $50,000,000; provided that such unsecured Indebtedness shall not be permitted hereunder unless (A) such Indebtedness is subordinated to the Obligations on terms and conditions (including, for the avoidance of doubt, standstill provisions) reasonably satisfactory to the Administrative Agent, (B) the Subordinated Debt Documents governing such Indebtedness shall not permit any scheduled payments of principal prior to the maturity thereof, (C) such Indebtedness does not have a scheduled maturity date earlier than one hundred eighty (180) days after the Stated Maturity Date, (D) at the time of occurrence, no Default or Event of Default has occurred and is continuing or would immediately result therefrom and (E) at the time of and immediately after giving pro forma effect to the incurrence of such Indebtedness (x) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI and (y) the Debt to Capital Ratio shall be no greater than 35.0%, in each case, calculated (other than pro forma “Debt”) as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement and (ii) Permitted Refinancings thereof;
(l)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(m)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(n)Indebtedness consisting of financing of insurance premiums in the ordinary course of business;
(o)customer advances or deposits received in the ordinary course of business;
(p)so long as no Default or Event of Default has occurred or is continuing or would result from the incurrence thereof, other Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and (ii) Permitted Refinancings thereof; provided that solely in the case of any issuance of Specified Future Preferred Equity, the Borrower shall be in pro forma compliance (immediately after giving effect to such issuance) with each of the financial covenants set forth in Article VI;
(q)Indebtedness of Insurance Subsidiaries with financial institutions in the Federal Home Loan Bank system in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(r)[reserved];
(s)(i) Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (A) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (B) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $2,000,000 at any time outstanding and (ii) Permitted Refinancings thereof; and
(t)Indebtedness of any Loan Party or any Subsidiary in respect of any seller notes, earn-outs or similar deferred payments in connection with any Permitted Acquisition in an aggregate amount not to exceed $15,000,000 at any time outstanding so long as, in the case of a Permitted Acquisition made by the Borrower or any other Loan Party, any such seller notes, earn-outs or similar deferred payments are subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent.
Notwithstanding the foregoing, the Borrower will not, and will not permit any Subsidiary to, issue or permit to exist or remain outstanding any Capital Stock that constitutes Disqualified Capital Stock other than, to the extent permitted above, any Specified Future Preferred Equity. For the avoidance of doubt, the amount of any Indebtedness constituting Specified Future Preferred Equity for purposes of determining compliance with any of the exceptions set forth in this Section 7.1 shall be determined in accordance with GAAP.
Section 7.2.Liens. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)Liens securing the Obligations;
(b)Permitted Encumbrances and licenses permitted under this Agreement;
(c)Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of Holdings or any Subsidiary;
(d)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 180 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset (and provided that such obligations owed to a single lender may be cross-collateralized), and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(f)Liens on assets of any Insurance Subsidiary securing obligations under transactions entered into in connection with Investments permitted by the terms hereof in an aggregate amount not to exceed, at any time, $30,000,000;
(g)Liens consisting of deposit of cash or other assets of an Insurance Subsidiary and the Subsidiaries of an Insurance Subsidiary as required by Governmental Authorities;
(h)Liens securing other obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(i)customary Liens on cash, cash equivalents, or securities of a Loan Party or an Insurance Subsidiary securing Indebtedness permitted by Section 7.1(h) not to exceed 110% of the letter of credit exposure so secured;
(j)customary Liens on securities held by the applicable Insurance Subsidiary securing Indebtedness of such Subsidiary permitted by Section 7.1(q); and
(k)extensions, renewals, or replacements of any Lien referred to in subsections (b) through (h) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
Section 7.3.Fundamental Changes.
(a)Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or a Subsidiary if the Borrower is not a party to such merger) is the surviving Person; provided that a Subsidiary Loan Party shall be the surviving Person in a merger between a Subsidiary Loan Party and a Subsidiary that is not a Subsidiary Loan Party, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease, dissolve into or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, (iv) any Subsidiary that is not a Loan Party may sell, transfer, lease, dissolve into or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary and (v) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto and reasonable extensions thereof.
Section 7.4.Investments, Loans. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person or entity) any Capital Stock, loan or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in or make any other investment in (including capital contributions in or to), any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary, or make any Insurance Commission Rebates (all of the foregoing being collectively called “Investments”) (provided that, for the avoidance of doubt, in no event shall guarantees of risk based capital that are customary in the insurance business be deemed to be “Investments”), except:
(a)Investments existing on the Closing Date and set forth on Schedule 7.4 (including Investments in Subsidiaries);
(b)Permitted Investments;
(c)Guarantees by Holdings, the Borrower and its Subsidiaries; provided that the aggregate amount of Guarantees by a Loan Party of obligations of Subsidiaries that are not Subsidiary Loan Parties shall be subject to the limitation set forth in subsection (d) of this Section;
(d)Investments made by Holdings in or to the Borrower or by Holdings or the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of obligations of, any Subsidiary that is not a Subsidiary Loan Party shall not exceed $20,000,000 at any time outstanding;
(e)Investments consisting of reasonable travel advances and employee relocation loans and other reasonable employee loans and advances in the ordinary course of business;
(f)Hedging Transactions permitted by Section 7.10;
(g)Investments made by a Loan Party to a U.S. Insurance Subsidiary (other than Insurance Commission Rebates) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement;
(h)Permitted Acquisitions; provided, that the Acquisition Consideration (other than Acquisition Consideration to the extent payable in Qualified Capital Stock of Holdings) paid for all acquisitions of (i) any Person that does not become a Guarantor because it constitutes an Insurance Subsidiary or any other related assets of any such Insurance Subsidiaries that are not subject to the Liens securing the Obligations (in accordance with Sections 5.12 and 5.13) shall not exceed an aggregate amount equal to $75,000,000 minus the aggregate amount of Investments made pursuant to clause (p) below and (ii) any other Person that does not become a Guarantor or any other assets that are not subject to the Liens securing the Obligations (in accordance with Sections 5.12 and 5.13) shall not exceed $5,000,000 in the aggregate;
(i)Investments consisting of (i) pledges, advance deposits and prepaid expenses or royalties and (ii) extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or business of the Borrower or such Subsidiary, in each case in this clause (i), in the ordinary course of business;

(j)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions (including, without limitation, lease, utility, workers’ compensation and other similar deposits) in the ordinary course of business;
(k)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(l)Advances, or indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business;
(m)joint ventures or strategic alliances consisting of the licensing of technology permitted under this Agreement, the development of technology or the providing of technical support; provided that any such Investments do not in the aggregate have a fair market value (determined in each case at the time such Investment is made) in excess of $20,000,000 during the term of this Agreement;
(n)other Investments made by a Loan Party to RRC or a Subsidiary of RRC (other than Insurance Commission Rebates) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement; provided, that the aggregate amount of all such Investments made pursuant to this clause (n) shall not exceed $150,000,000 at any time outstanding;
(o)Insurance Commission Rebates so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Insurance Commission Rebate, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement and (iii) the Debt to Capital Ratio after giving effect to such Insurance Commission Rebate, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement, shall be no greater than the greater of (x) 5.0% less than the Debt to Capital Ratio then required by Section 6.2 and (y) 35.0%;
(p)other Investments which in the aggregate do not exceed $50,000,000 during the term of this Agreement;
(q)other Investments to purchase or acquire (i) any assets that become subject to the Liens securing the Obligations (in accordance with Sections 5.12 and 5.13), (ii) the Capital Stock of any Person that promptly becomes a Guarantor (in accordance with Section 5.12) or (iii) the Capital Stock of any Insurance Subsidiary, in each case, solely to the extent made substantially concurrently with, and from, the net proceeds actually received by Holdings from any capital contributions to, or the sale or issuance of Qualified Capital Stock of Holdings (other than (A) Disqualified Capital Stock and (B) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided that any such Investment shall only be permitted to the extent that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement;
(r)Investments by any Insurance Subsidiary in connection with Permitted Reinsurance Activities that are customary in the industry;
(s)so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement, Investments in, or in connection with, any structured tax credit equity and/or opportunity zone fund(s) (or similar tax investment vehicle) (including, for the avoidance of doubt, the purchase or acquisition of any net operating loss), which Investments under this clause (s) in the aggregate do not exceed $10,000,000 at any time outstanding;
(t)to the extent constituting Investments, arrangements permitted by Section 7.1(j);
(u)other Investments (such Investments made pursuant to this clause (u), the “Specified Investments”) in an aggregate amount not exceeding the remainder of (i) $75,000,000 minus (ii) the sum of (A) the aggregate amount of Permitted Share Repurchases consummated pursuant to Section 7.5(d), plus (B) the aggregate amount of Specified Restricted Debt Payments; and
(v)so long as no Default or Event of Default has occurred and is continuing or would result therefrom, acquisitions made by a Subsidiary that is not a Subsidiary Loan Party in an aggregate amount not to exceed $5,000,000 at any time outstanding.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Notwithstanding anything to the contrary in the foregoing, no Loan Party shall, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) to any Subsidiary that is not a Loan Party any Intellectual Property that is material to the business of the Loan Parties, taken as a whole.
Section 7.5.Restricted Payments. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, declare, make or pay, directly or indirectly, any Restricted Payment, except:
(a)Restricted Payments made by any Subsidiary to the Borrower or to any other Subsidiary (including, for the avoidance of doubt, from any Insurance Subsidiary to the Borrower);
(b)Restricted Payments made by the Borrower and its Subsidiaries to Holdings to the extent necessary to permit Holdings to pay general administrative costs and expenses (including administrative, legal, accounting and similar costs and expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to officers and employees of Holdings and directors fees and director and officer indemnification obligations) incurred in the ordinary course of business and then due and payable (solely as such costs and expenses relate to the business of the Borrower and its Subsidiaries or Holdings’ ownership thereof);

(c)non-cash Restricted Payments made under or in connection with the Tranche 1 Warrants;
(d)any repurchase of Capital Stock (collectively, “Permitted Share Repurchases”) so long as (i) the aggregate amount of any such repurchases pursuant to this clause (d) during the term of the Agreement does not exceed an amount equal to (x) $75,000,000 minus (y) the amount of Specified Investments as of such date minus (z) the amount of Specified Restricted Debt Payments as of such date, (ii) no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, (iii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Article VI at the time of and immediately after giving effect to such repurchase, in each case, calculated on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement, (iv) the Debt to Capital Ratio after giving effect to such repurchase, calculated, at the election of the Borrower, on (1) the date such repurchase or series of repurchases are declared or announced by the board of Holdings so long as such repurchase or series of repurchases are consummated within 120 days after such date of declaration or announcement or (2) on the date of consummation of such repurchase, in each case, on a pro forma basis as of the most recently ended Test Date for which financial statements are required to have been delivered under this Agreement, shall be no greater than (x) 37.5% for each Test Date ending on or prior to June 30, 2027 and (y) 35.0% for each Test Date ending thereafter and (v) the Borrower shall have delivered a Compliance Certificate demonstrating compliance with the preceding clauses (iii) and (iv);
(e)if, for any taxable period, the Borrower is a member of a group filing a consolidated, unitary or combined tax return of which Holdings is the common parent (a “Tax Group”), an amount equal to income Taxes for such taxable period then due and payable pursuant to such returns (including any estimated Taxes) and attributable to the taxable income of the Borrower and the Subsidiary Loan Parties that are members of such group and, to the extent of the cash amount actually received by the Borrower or any Subsidiary Loan Party from any Subsidiary that is not a Subsidiary Loan Party (a “Non-Guarantor Subsidiary”) for the payment of income taxes, an amount equal to the income Taxes for such taxable period then due and payable and attributable to the taxable income of such Non-Guarantor Subsidiary; provided that, for each taxable period, payment for such amounts shall not exceed the lesser of (i) the amount of any such Taxes that the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) that are members of such group would have been required to pay for such taxable period on a separate group basis if the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrower and the Subsidiary Loan Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) or (ii) the actual tax liability of the Tax Group for such taxable period;
(f)[reserved];
(g)[reserved];
(h)so long as no Default or Event of Default has occurred or is continuing or would result from the making thereof, Restricted Payments on the Carvana Existing Preferred Stock;
(i)so long as no Default or Event of Default has occurred or is continuing or would result from the making thereof, other Restricted Payments which in the aggregate do not exceed $15,000,000 during the term of this Agreement;

(j)cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of Holdings or a Subsidiary;
(k)[reserved];
(l)any non-cash repurchase of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the Taxes payable by such Person upon such grant or award (or upon vesting thereof);
(m)Holdings may repurchase, retire or otherwise acquire the Capital Stock of Holdings solely, (i) with respect to Class B Common Stock in exchange for Class A Common Stock or (ii) with respect to Class A Common Stock in exchange for Specified Future Preferred Equity (subject, in the case of this clause (ii), to the issuance being permitted under Section 7.1); and
(n)Restricted Payments from the Borrower or any Subsidiary to Holdings in connection with allocated costs or any stock option or other equity-based compensation plan in the ordinary course of business, in each case, to the extent that such Restricted Payment is off-set by intercompany settlement and/or contribution(s) from Holdings to the Borrower in the Fiscal Year in which such Restricted Payment was made.
For the avoidance of doubt, the Borrower and its Subsidiaries may in their sole discretion, in lieu of making any Restricted Payment permitted to be made pursuant to this Section 7.5 to its direct parent, pay any such permitted amount directly.

Section 7.6.Sale of Assets. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
(a)the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b)the sale of inventory and Permitted Investments in the ordinary course of business;
(c)the sale or other disposition of Investments (i) by Insurance Subsidiaries and their Subsidiaries (other than the Capital Stock of Insurance Subsidiaries and their Subsidiaries) and (ii) by the Borrower and its Subsidiaries (other than the Capital Stock of Subsidiaries of Holdings) permitted under this Agreement, in each case, (A) in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Borrower or such Subsidiary, as the case may be or (B) required by Insurance Regulatory Authorities;
(d)any sale or other disposition pursuant to (x) a reinsurance agreement so long as such disposition or other disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice and (y) Permitted Reinsurance Activities in the ordinary course of business and consistent with industry practice (including the “InsureTech” industry);

(e)non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that would not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the U.S. not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(f)leases, subleases, licenses, or sublicenses of real or personal property (other than Intellectual Property) granted by the Borrower or any of its Subsidiaries to others, in each case, in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(g)(i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business in each case as may be approved by the board of directors of Holdings or the Borrower or the applicable Subsidiary in good faith; and (ii) the sale, license or other transfer of Intellectual Property in connection with the settlement or waiver of contractual or litigation claims in respect of the Intellectual Property; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;
(h)termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders;
(i)sales, leases, assignments, dispositions and transfers constituting Liens permitted under Section 7.2, Investments permitted under Section 7.4 or Restricted Payments permitted under Section 7.5;
(j)[reserved];
(k)the sale or other disposition of such assets in an aggregate amount (based on the fair market value of such assets) not to exceed $2,000,000 in any Fiscal Year (but excluding the sale of any Capital Stock of any Subsidiary of Holdings); and
(l)the sale or other disposition of any minority-owned Investments existing on the Closing Date.
Notwithstanding anything to the contrary in the foregoing, no Loan Party shall, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) to any Subsidiary that is not a Loan Party any Intellectual Property that is material to the business of the Loan Parties, taken as a whole.
Section 7.7.Transactions with Affiliates. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)at prices and on terms and conditions, taken as a whole, not less favorable to Holdings or its respective Subsidiary than would be obtained on an arm’s-length basis from unrelated third parties;
(b)employment and severance arrangements between Holdings or any of its Subsidiaries and their respective officers, directors and employees in the ordinary course of business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements;

(c)transactions (i) solely between or among Loan Parties, (ii) between Loan Parties and other Subsidiaries of Holdings to the extent permitted by Administrative Agent in writing in its reasonable discretion, (iii) between Loan Parties and any Insurance Subsidiaries to the extent required or approved by the applicable Insurance Regulatory Authority and (iv) solely between or among Insurance Subsidiaries;
(d)any Restricted Payment permitted by Section 7.5, and any Investment permitted by Section 7.4 (and any Indebtedness permitted by Section 7.1 that is related to any such Investment);
(e)performing under the RIC Authorized Producer Agreement or the RPC Authorized Producer Agreement or any agreement permitted by Section 7.1(j); and
(f)Guarantees of risk-based capital that are customary in the insurance industry.
Section 7.8.Restrictive Agreements. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any other Subsidiary to create, incur or permit any Lien to secure the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiaries of the Borrower to (1) pay dividends or other distributions with respect to its Capital Stock, (2) make or repay loans or advances to the Borrower, (3) Guarantee the Obligations or (4) transfer any of its property or assets to the Borrower; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing clause (b) shall not apply to restrictions or conditions imposed by any Subordinated Debt Document, (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or any assets thereof) pending such sale, provided such restrictions and conditions apply only to the Subsidiary (or any assets thereof) that is sold and such sale is permitted hereunder, (iv) the foregoing clauses (a) and (b) (but, with respect to clause (b), only to the extent that any imposed transfer restrictions or conditions apply only to property or assets that are subject to Capital Lease Obligations or obligations incurred in connection with purchase money Indebtedness) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and the obligors of such Indebtedness, (v) the foregoing clauses (a) and (b) shall not apply to customary provisions in leases, licenses and contracts restricting the assignment of any such lease, license and/or contract, (vi) the foregoing clause (b) shall not apply to customary restrictions on transfers of Capital Stock in a joint venture, provided that such restrictions are limited to the assets of such joint ventures and the Capital Stock of the Persons party to such joint venture arrangements, (vii) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed by any documentation related to Indebtedness that is permitted pursuant to Section 7.1(h) or Section 7.1(q), and Liens that are permitted pursuant to Section 7.2(j) or Section 7.2(k), (viii) the foregoing clause (b)(3) shall not apply to any Subsidiary that is not a Loan Party and (ix) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at the time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition) so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, the Borrower or any other Subsidiary.
Section 7.9.Sale and Leaseback Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).
Section 7.10.Hedging Transactions. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any Hedging Transaction, other than (i) Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Holdings, the Borrower or any of their respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities and (ii) Hedging Transactions entered into by Holdings and the Borrower for the purpose of consummating repurchases of Holdings’ Capital Stock that are permitted pursuant to Section 7.5 (including in connection with any accelerated share purchase program).
Section 7.11.Amendment to Material Documents. Other than to the extent expressly required by any Insurance Regulatory Authority with respect to any Insurance Subsidiary or Subsidiary thereof, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights under its (i) certificate of incorporation, bylaws or other organizational documents (including, for the avoidance of doubt, the meaning of the terms “Class A Common Stock” and “Class B Common Stock” each as defined in Holdings’ Amended and Restated Certificate of Incorporation) or (ii) the Carvana Agreements, in each case, except in any manner that would not have an adverse effect on the Lenders or the Administrative Agent in any material respect (it being understood and agreed that any modification to the Carvana Existing Preferred Stock that would (x) cause such Capital Stock to not be treated as “mezzanine equity” or another type of shareholder’s equity or (y) require additional Restricted Payments to be made in cash to Carvana in respect of the Carvana Existing Preferred Stock beyond those contemplated as of the Closing Date, shall in each case, be adverse to the Lenders).
Section 7.12.Activities of Holdings. Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any material business or other material activity other than (a) maintaining its existence, including, without limitation, (i) participating in tax, accounting and other administrative matters, (ii) filing Tax returns and reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes in good faith, if applicable), (iii) holding director and member meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure and (iv) complying with any applicable law, and activities incidental to the foregoing, (b) holding and maintaining its interest in the Capital Stock of, and making Investments in, the Borrower, (c) performing its Obligations under this Agreement and the other Loan Documents and other Affiliate transactions, Indebtedness and Guarantees permitted hereunder (including, without limitation, Guarantees of the Subordinated Debt), and actions incidental thereto, including, without limitation, the granting of Liens permitted hereby, (d) issuing, selling, purchasing, re-purchasing or registering its own Qualified Capital Stock to the extent permitted under this Agreement, (e) preparing reports to Governmental Authorities and to its shareholders, (f) holding cash and Permitted Investments and other assets received in connection with Restricted Payments received from, or Investments made by the Borrower, in each case, to the extent permitted hereby, (g) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants, (h) performing its obligations under the transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article VII, (i) the maintenance and administration of equity option and equity ownership plans and activities incidental thereto, (j) making any payments, dividends, distributions, issuances or other activities permitted pursuant to Section 7.5 or Section 7.19, as applicable, (k) any activities incidental to, required by or deemed appropriate under applicable state and federal securities laws, stock exchange rules and/or other regulations or otherwise in connection with being a publicly traded company required to file reports with the SEC under the Exchange Act, including, without limitation, investor and shareholder relations activities and (l) performing activities incidental to any of the foregoing.
Section 7.13.Accounting Changes. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP (or SAP), or change the Fiscal Year of Holdings or the fiscal year of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings.
Section 7.14.[Reserved].
Section 7.15.Insurance Subsidiaries; Reinsurance. Notwithstanding anything herein to the contrary, without the prior written consent of the Required Lenders, Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries (including, for the avoidance of doubt, Insurance Subsidiaries) to, permit: (a) a material change in the nature of the businesses that RIC conducts or is otherwise engaged in as of the Closing Date and businesses reasonably related or ancillary thereto and reasonable extensions thereof; (b) the discounting (except for prompt payment discounts) or sale by any of the Insurance Subsidiaries of any of their notes or accounts receivable, other than in connection with the collection, settlement or compromise thereof in the ordinary course of business or consistent with past practice or otherwise as determined to be appropriate in the reasonable business judgement of such Insurance Subsidiary; (c) any one or more material Insurance Licenses of any of the Insurance Subsidiaries to be suspended, limited (in any material respect) or terminated or not be renewed; and (d) the Borrower or its Subsidiaries (including for the avoidance of doubt, all Insurance Subsidiaries and any reinsurance Subsidiaries) to fail to maintain, (i) excess of loss reinsurance and (ii) catastrophe reinsurance, in each case, in a commercially reasonable manner for a similarly situated insurance company (as determined by the Borrower in its reasonable business judgment).
Section 7.16.Sanctions and Anti-Corruption Laws. Holdings and the Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or to the knowledge of Holdings or the Borrower, indirectly, use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as an Arranger, the Administrative Agent, any Lender (including a Swingline Lender), the Issuing Bank, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section 7.17.Reinsurance Companies. Holdings and the Borrower will not, and will not permit any Subsidiary to, own or hold any Investment in, nor create or acquire any reinsurance company, in each case, excluding RRC, any reinsurance company that solely reinsures the risks of one or more Insurance Subsidiaries, and any Investments in RRC or such reinsurance company that are expressly permitted under Section 7.4 of this Agreement.
Section 7.18.[Reserved].
Section 7.19.Restricted Debt Payments. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, make any payment or prepayment in cash, securities or other property on or in respect of principal of or interest on any (i) Subordinated Debt and (ii) Indebtedness permitted pursuant to Section 7.1(p) (all such Indebtedness, collectively, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except:
(a)Restricted Debt Payments (other than to the extent prohibited by any subordination agreement or provisions relating thereto) consisting of regularly scheduled interest payments as and when due in respect of any Restricted Debt;
(b)[reserved];
(c)except to the extent prohibited by the intercreditor or subordination provisions (including any Subordinated Debt Documents) applicable to the relevant Restricted Debt, repayments of principal and interest of any Indebtedness with the proceeds of a Permitted Refinancing thereof or by exchange or conversion to Qualified Capital Stock of Holdings as well as cash payment, in lieu of issuance of fractional shares in connection therewith;
(d)Restricted Debt Payments (x) with respect to any Indebtedness to the extent made solely with the proceeds of Permitted Refinancing with respect thereto or (y) in the form of payment in kind;
(e)Restricted Debt Payments with any amounts otherwise permitted to be made as a Restricted Payment under Section 7.5(d), 7.5(h) or 7.5(i) so long as such basket is reduced by the amount of such Restricted Debt Payment made under this clause (e);
(f)[reserved];
(g)Restricted Debt Payments with respect to any proceeds from any substantially concurrent sale or issuance of Qualified Capital Stock of Holdings; and
(h)other Restricted Debt Payments (such Restricted Debt Payments made pursuant to this clause (h), the “Specified Restricted Debt Payments”) in an aggregate amount not exceeding the remainder of (i) $75,000,000 minus (ii) the sum of (A) the aggregate amount of Permitted Share Repurchases consummated pursuant to Section 7.5(d), plus (B) the aggregate amount of Specified Investments as of such date.
Section 7.20.Outbound Investments. Holdings will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or  transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Holdings or any such Subsidiary were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE VIII

EVENTS OF DEFAULT
Section 8.1.Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) continuous Business Days; or
(c)any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of their Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or any representation of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made; or
(d)(i) Holdings or the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), (b), (c) or (d), 5.2(a)(i), 5.3 (with respect to legal existence), 5.11, 5.17 or Article VI (other than Section 6.1 and Section 6.5) or VII, or (ii) Holdings or the Borrower shall fail to observe or perform the covenant contained in Section 5.2(a)(v), and such failure shall remain unremedied for 10 continuous Business Days after any officer of the Borrower becomes aware of such failure, or (iii) Holdings or the Borrower shall fail to satisfy the covenant contained in Section 6.1 or Section 6.5, and such failure shall remain unremedied for 30 days after the last day of any Fiscal Quarter; or
(e)any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)(i)(A) Holdings, the Borrower or any of their respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (B) [reserved]; or (C) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (D) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof in each case, excluding any prepayment or redemption requirements in connection with an asset sale or disposition permitted under Section 7.6 of assets that secure Material Indebtedness (to the extent that the Material Indebtedness being required to be prepaid or redeemed secures only the assets that were sold); or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging

Transaction) resulting from (x) any event of default under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount or (y) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or
(g)Holdings, the Borrower or any of their respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this clause (g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors; or
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)[reserved]; or
(j)Holdings, the Borrower or any of their respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to Holdings, the Borrower or any of their respective Subsidiaries in an aggregate amount exceeding $10,000,000; or
(l)any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $10,000,000 in the aggregate shall be rendered against Holdings or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)(i) the termination (without a substantially similar replacement) of the RIC Authorized Producer Agreement or the RPC Authorized Producer Agreement, (ii) a decrease in rates charged under the RIC Authorized Producer Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during the term of this Agreement, (iii) a decrease in rates charged under the RPC Authorized Producer Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during the term of this Agreement, or (iv) any other change to the RIC Authorized Producer Agreement or the RPC Authorized Producer Agreement that would reasonably be expected to result in a Material Adverse Effect; or
(o)any court, Governmental Authority, including any Insurance Regulatory Authority, shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of Holdings, the Borrower or any of their respective Subsidiaries which, when taken together with all other property of Holdings, the Borrower and their respective Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, would reasonably be expected to result in a Material Adverse Effect, in each case, except to the extent Holdings, the Borrower or any of their respective Subsidiaries receive fair compensation in respect of such condemnation, seizure or appropriation and the net cash proceeds thereof are applied in accordance with Section 2.11(b) and there shall be a period of 60 consecutive days during which a stay of enforcement of such condemnation, seizure or appropriation, by reason of a pending appeal or otherwise, shall not be in effect; or
(p)any one or more licenses, permits, accreditations or authorizations of Holdings, the Borrower or any of their respective Subsidiaries, including any Insurance License with respect to any Insurance Subsidiary, shall be suspended, limited, modified or terminated or shall not be renewed, and such suspension, limitation, modification, termination or non-renewal would reasonably be expected to result in a Material Adverse Effect, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Holdings, the Borrower or any of their respective Subsidiaries to be in compliance with applicable law, and such action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; or
(q)a Change in Control shall occur or exist; or
(r)any provision of the Guaranty and Security Agreement or any other Collateral Document) shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(s)any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action solely within its control);
then, and in every such event (other than an event described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 8.2.Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:
(a)first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)second, to the fees, indemnitees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(d)fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;
(f)sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the LC Exposure after giving effect to the foregoing clause fifth; and
(g)seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX

THE ADMINISTRATIVE AGENT
Section 9.1.Appointment of the Administrative Agent.
(a)Each Lender irrevocably appoints The Huntington National Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article includes the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
(c)It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2.Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel concerning all matters pertaining to such duties.
Section 9.3.Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4.Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5.Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.The Administrative Agent in its Individual Capacity. Any Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “Required Revolving Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. Any Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7.Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Specified Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives written notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States that is approved by the Borrower. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as the Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(b)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint (and if the Borrower’s approval would be required, the Borrower approves) a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while such Administrative Agent was serving as the Administrative Agent.
(c)In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Columbus, Ohio time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8.Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.9.The Administrative Agent May File Proofs of Claim.
(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the

Administrative Agent and its agents and counsel and all other amounts due to the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
(c)Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10.Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any other intercreditor or subordination agreements) other than this Agreement.
Section 9.11.Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date; (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document and (iii) if approved, authorized or ratified in writing in accordance with Section 10.2;
(b)to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 7.2(d); and
(c)to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition expressly permitted pursuant to Section 7.6, the Liens created by any of the Loan Documents on such property shall be automatically released without need for further action by any person.

Section 9.12.Documentation Agent. Each Lender hereby designates The Huntington National Bank as the Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.
Section 9.13.Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
Section 9.14.Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.
Section 9.15.Erroneous Payments.
(a)Each Lender and each Issuing Bank hereby agrees that (i) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Bank under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding paragraph (a), if any Lender or Issuing Bank receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error (in whole or in part), such Lender or Issuing Bank shall promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).
(c)The parties hereto hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), any Obligations of the Borrower or any other Loan Party relative to the amount (and/or timing for payment) of any Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, the immediately preceding clause (y) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(d)Each party’s obligations under this Section 9.15 shall survive any resignation of the Administrative Agent or any Issuing Bank, any transfer of rights or Obligations by, or the replacement of, any Lender, the termination of the Commitments and repayment, satisfaction or discharge of the Obligations.
(e)Except to the extent set forth herein, neither any Loan Party, nor any of its respective Affiliates, shall have any obligations or liabilities, directly and/or indirectly, arising out of this Section 9.15 in respect of any Erroneous Payment.
ARTICLE X

MISCELLANEOUS
Section 10.1.Notices.
(a)Written Notices.

(i)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:
(A)    if to the Borrower, the Administrative Agent, the Swingline Lender or an Issuing Bank or, to the address or facsimile number specified for such Person on Schedule 10.1 or to such other address or facsimile number as shall be designated by such party in a notice to the other parties hereto; and
(B)    if to any other Lender, to the address or facsimile number in its Administrative Questionnaire.
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(ii)Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
(b)Electronic Communications.
(i)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(iii)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.
(iv)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, the Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided , however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
(c)Telephonic Notices. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to Holdings, the Borrower, the Administrative Agent or the Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person in Section 10.1(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.1(d); and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(d)All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement are made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent and the Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(e)Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.
Section 10.2.Waiver; Amendments.
(a)No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.16 with respect to the implementation of a Benchmark Replacement or Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)increase the Commitment of any Lender without the written consent of such Lender;
(ii)reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (it being agreed that each of the following actions shall require only the consent of the Required Lenders: (x) the waiver or modification of the MFN Provision; (y) any amendment to the definition of “Default Interest” or waiver of any obligation of the Borrower to pay interest or letter of credit fees at the Default Interest; or (z) any amendment to or waiver of any financial covenant hereunder (or any defined term or component defined term used therein) even if the effect of such amendment or waiver would be to reduce the rate of interest on any Loan or L/C Disbursement or to reduce any fee payable hereunder), or reduce any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.12(c) during the continuance of an Event of Default;
(iii)postpone the date fixed for any payment (other than any mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender directly affected thereby (it being understood that the waiver of any Default or Event of Default or mandatory prepayment shall not constitute a postponement, extension, reduction, excuse or waiver any payment for purposes of this clause (iii), except as provided in clause (x) below);
(iv)(A) change Section 2.21(b) or (c) in a manner that would alter, or have the effect of altering, the pro rata sharing of payments required thereby, (B) change Section 2.7 in a manner that would alter, or have the effect of altering, the pro rata sharing of Commitment reductions required thereby, (C) change Section 8.2 in a manner that would alter, or have the effect of altering, the pro rata sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in clause (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case without the written consent of each Lender directly affected thereby;
(v)change any of the provisions of this subsection (b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender directly affected thereby;
(vi)release all or substantially all of the Guarantors, or limit the liability of all or substantially all Guarantors under the Guaranty and Security Agreement, without the written consent of each Lender except to the extent such release is permitted pursuant to Section 9.11 (as in effect on the Closing Date) (in which case such release may be made by the Administrative Agent acting alone);
(vii)release all or substantially all Collateral (if any) securing any of the Obligations, without the written consent of each Lender; or

(viii)subordinate, or have the effect of subordinating, (A) the Obligations to any other Indebtedness or (B) except as otherwise permitted under Section 9.11 (as in effect on the Closing Date), the Liens securing the Obligations to Liens securing other Indebtedness, in each case, without the written consent of each Lender affected thereby, in each case, except in the case of (1) any “debtor-in-possession” facility or (2) any other Indebtedness so long as such Indebtedness (and any fees offered in connection therewith) is offered ratably to all Lenders on the same terms and conditions.
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.
Section 10.3.Expenses; Indemnification.
(a)The Borrower shall pay (i) all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented (in summary form) fees and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented (in summary form) fees and disbursements of counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights and remedies under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that notwithstanding the foregoing, legal expenses under this clause shall be limited to one firm of outside counsel for the Administrative Agent and its Affiliates, taken as a whole and, if necessary, of a single firm of local counsel in each material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the Administrative Agent and its Affiliates, taken as a whole, and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees.
(b)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party (other than any financing sources) of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and promptly reimburse such Indemnitee for, any and all losses, claims, damages, penalties, liabilities or other expenses (including the reasonable and documented (in summary form) fees and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries giving rise to liability of Holdings or any of its Subsidiaries under any Environmental Law, or any Environmental Liability of Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent and its Related Parties, arise from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) result from disputes (not involving any act or omission by Holdings or its Subsidiaries or their Affiliates) solely among the Indemnitees for actions by one or more of the Indemnitees, other than claims against the Administrative Agent in such capacity fulfilling its agency role under the Loan Documents; provided, that notwithstanding the foregoing, legal expenses under this clause (b) shall be limited to one firm of outside counsel for the Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of clause (ii), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities and related expenses arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment

(or Revolving Credit Exposure, as applicable) and Term Loan determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(d)To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have under clause (b) above to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days, after written demand therefor.
Section 10.4.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties (other than any financing sources) of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, principal outstanding balance of the Loans and Revolving Credit

Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans and $1,000,000 with respect to the Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is of a Term Loan to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and
(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(g).
(v)No Assignment to certain Persons. No such assignment shall be made to (A) Holdings, the Borrower or any of their respective Affiliates or Subsidiaries, (B) any Disqualified Institutions or (C) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Columbus, Ohio or other office within the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent The Huntington National Bank serves in such capacity, The Huntington National Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person (or any holding company, investment vehicle or trust for, or owned and operated solely for the benefit of, a natural Person), Holdings, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, a Disqualified Institution or a Defaulting Lender or any Affiliate thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (other than waiving default interest); (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (other than waivers of Defaults, Events of Default and mandatory prepayments); (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (iv) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (v) release all or substantially all of the Guarantors; or (vi) release all or substantially all Collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(g) and (h) as though it were a Lender.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.
Section 10.5.Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)Each of the parties hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6.WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or the Issuing Bank.
Section 10.8.Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9.Survival. All covenants, agreements, representations and warranties made by Holdings and the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3, Article IX and the last sentence of the definition of Applicable Margin shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.
Section 10.10.Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of any non-public information relating to Holdings, the Borrower or any of their respective Subsidiaries or any of their respective businesses, to the extent provided to it by or on behalf of Holdings or any of its Subsidiaries, in accordance with the Administrative Agent’s or the Lenders’ customary practices, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by or on behalf of Holdings or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender or their respective Affiliates including, without limitation, accountants, legal counsel, officers, directors, employees, independent auditors, professionals and other experts, agents or advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing party agrees to inform the Borrower reasonably promptly thereof and prior to such disclosure to the extent not prohibited by law), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder or as otherwise required by applicable law or regulation, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to the extent that such information is received by the Administrative Agent from a third party that is not, to the knowledge of the Administrative Agent, subject to confidentiality obligations owing to the Borrower or any Affiliate of the Borrower, (x) for purposes of establishing a “due diligence” defense, provided that prompt notice of such defense shall be provided to the Borrower, to the extent permitted by law, (xi) to the extent that such information was already in the possession of the Administrative Agent prior to any duty or other undertaking of confidentiality entered into in connection with this Agreement or any of the Loan Documents, or (xii) with the written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. Notwithstanding the foregoing, no such confidential information shall be disclosed to a Disqualified Institution that has been identified to all Lenders prior to the time of such disclosure without the Borrower’s consent. For the avoidance of doubt, nothing in this Section 10.11 shall prohibit or impede any Person from voluntarily disclosing or providing information regarding suspected violations of laws, rules or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.
Subject to the Borrower’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed), the Administrative Agent, the Issuing Bank or any Lender may use non-confidential information related to this Agreement and the Loans made hereunder in connection with any marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense using such Loan Party’s name, product photographs, logo or trademark.  Each Lender hereby consents to the disclosure by the Administrative Agent or the Arranger of information necessary or customary for inclusion in league table measurements.
Section 10.12.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
Section 10.13.Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14.Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to (a) the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act and (b) the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification (subject to any identified exclusions or exemptions).
Section 10.15.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16.Location of Closing. Each Lender and the Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
Section 10.17.Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.18.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.19.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Transactions or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.19, the following terms have the following meanings:

    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

    “Covered Entity” shall mean any of the following:

        (i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

        (ii)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

        (iii)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

        “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.20.Electronic Signatures. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROOT, INC.,
as Holdings

By:        /s/ Megan Binkley
    Name: Megan Binkley
    Title: Chief Financial Officer

CARET HOLDINGS, INC.,
as Borrower

By:        /s/ Megan Binkley
    Name: Megan Binkley
    Title: Chief Financial Officer
Root Insurance
Credit Agreement
Signature Page

THE HUNTINGTON NATIONAL BANK,
as the Administrative Agent, an Issuing Bank, the Swingline Lender and a Lender

By:        /s/ Austin G. Love
    Name: Austin G. Love
Title: SVP, Managing Director

[Signature Page to Credit Agreement]

SCHEDULE I

Applicable Margin

Pricing Level	Debt to Cap Ratio	Applicable Margin for SOFR Loans	Applicable Margin for ABR Loans
I	Greater than or equal 40%	3.75% per annum	2.75% per annum
II	Less than 40% but greater than or equal to 35%	3.50% per annum	2.50% per annum
III	Less than 35% but greater than or equal to 30%	3.25% per annum	2.25% per annum
IV	Less than 30%	3.00% per annum	2.00% per annum